                 Subject To Completion Dated November 12, 1996
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 28, 1995)
OASIS RESIDENTIAL, INC.

$50,000,000
         % Notes due 2001
Interest payable            and

ISSUE PRICE:          %

$45,000,000
         % Notes due 2003
Interest payable            and

ISSUE PRICE:          %

$50,000,000
         % Notes due 2006
Interest payable             and

ISSUE PRICE:          %

Interest on the      % Notes due 2001 (the "2001 Notes"), the      % Notes due
2003 (the "2003 Notes") and the      % Notes due 2006 (the "2006 Notes" and,
together with the 2001 Notes and the 2003 Notes, the "Notes") of Oasis Residential, Inc. (the "Company") offered hereby are payable semi-annually on
                    and                     , commencing                     ,
1997. See "Description of Notes--Principal and Interest." The 2001 Notes will
mature on              , 2001, the 2003 Notes will mature on              , 2003
and the 2006 Notes will mature on              , 2006. The Notes may be redeemed
at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as hereinafter defined), if any. See "Description of Notes--Optional Redemption."

The Notes will be represented by one or more Global Securities (as hereinafter defined) registered in the name of The Depository Trust Company ("DTC") or its nominee. Interest in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, Notes in definitive form will not be issued. See "Description of Notes."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------
                                                                  UNDERWRITING
                                               PRICE TO           DISCOUNTS AND        PROCEEDS TO
                                               PUBLIC(1)          COMMISSION(2)        COMPANY(1)(3)
--------------------------------------------------------------------------------------------------------
Per 2001 Note                                          %                    %                    %
--------------------------------------------------------------------------------------------------------
Total                                    $                    $                    $
--------------------------------------------------------------------------------------------------------
Per 2003 Note                                          %                    %                    %
--------------------------------------------------------------------------------------------------------
Total                                    $                    $                    $
--------------------------------------------------------------------------------------------------------
Per 2006 Note                                         %                    %                    %
--------------------------------------------------------------------------------------------------------
Total                                    $                    $                    $
--------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from            , 1996.
(2) The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company, estimated at $          .

The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters. It is expected that
delivery of the Notes will be made on or about             , 1996 through the
facilities of DTC, against payment therefor in immediately available funds.

J.P.   MORGAN & CO.
                 GOLDMAN, SACHS & CO.
                                MERRILL LYNCH & CO.
                                             PAINEWEBBER INCORPORATED
November   , 1996

     INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION PURSUANT TO RULE 424 UNDER THE SECURITIES ACT OF 1933. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

Statements contained or incorporated by reference in this document that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company's future development activities, the future condition and expansion of the Company's markets, the Company's ability to meet its liquidity requirements and the Company's growth strategies, as well as other statements which may be identified by the use of forward-looking terminology such as "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Investors should carefully consider the statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (incorporated herein by reference) under the heading "Risk Factors" which constitute cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Summary...............................   S-4
The Company...........................   S-9
Use of Proceeds.......................  S-10
Capitalization........................  S-10
Business..............................  S-11
Properties............................  S-17
Selected Consolidated Financial and
  Operating Data......................  S-21

                                        PAGE
                                        ----
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition.................  S-23
Credit Facility and Mortgage Debt.....  S-34
Management............................  S-35
Description of Notes..................  S-37
Underwriting..........................  S-43
Legal Matters.........................  S-43

                                   PROSPECTUS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Use of Proceeds.......................     4
Ratios of Earnings to Fixed Charges...     4
Description of Debt Securities........     4
Description of Common Stock...........    15

                                        PAGE
                                        ----
Description of Preferred Stock........    16
Description of Warrants...............    21
Restrictions on Transfers of Capital
  Stock...............................    21
Federal Income Tax Considerations to
  the Company.........................    22
Plan of Distribution..................    27
Legal Matters.........................    28
Experts...............................    28

                                    SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference.

                                  THE COMPANY

Oasis Residential, Inc. (the "Company") is a self-administered and self-managed equity real estate investment trust (a "REIT"). The Company is the largest active developer and owner of predominantly upscale apartment communities in the greater Las Vegas, Nevada metropolitan area, based on the number of apartment units developed and owned. The Company also is active in the development and operation of apartment communities in Denver, Colorado and Reno, Nevada. The Company commenced operations as a public company in October 1993 with an initial portfolio of 23 apartment communities containing 5,215 units and a 30,000 square foot commercial center in Henderson, Nevada in which the Company's headquarters is located (the "Commercial Center"). As of October 20, 1996, the Company owned and operated 49 apartment communities comprising a total of 13,196 apartment units (the "Properties") with an average age of less than eight years, as well as the Commercial Center. Forty-five of the apartment communities are located in the greater Las Vegas area. As of the same date, the weighted average occupancy rate of the Properties (including six Properties in lease-up) was 94%, and the Commercial Center was 100% occupied. The Company currently has 2,233 units under construction, consisting of 1,011 units in Las Vegas, 772 units in Denver and 450 units in Reno, and expects to complete construction on 336 of these units by December 31, 1996. The Company is a fully integrated REIT, with in-house acquisition, development, property management and finance expertise. Currently, the Company employs approximately 590 people.

                       BUSINESS OBJECTIVES AND STRATEGIES

The Company's primary business strategy is to generate stable and increasing cash flow and enhance portfolio value by focusing on the upscale apartment market. The Company has implemented this strategy principally by pursuing internal growth in income from its existing portfolio of apartment communities and external growth through the selective development and acquisition of new apartment communities.

The Company produces internal growth by intensively managing its existing portfolio of properties, utilizing the expertise of senior management, which has developed, leased and managed in excess of 16,500 apartment units in the greater Las Vegas metropolitan area and 8,000 apartment units in other states. The Company believes its strong local market presence, brand-name identity and resident-oriented approach reduce turnover and encourage resident referrals, resulting in higher occupancies, higher effective rents and reduced expenses. The Company's weighted average occupancy has been consistently strong at 94%, 95% and 95% for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, respectively. During these periods, weighted average monthly rental income per unit increased steadily to $600 from $570 and $549, respectively.

The Company pursues external growth by selectively developing new apartment communities in the Las Vegas, Reno and Denver metropolitan areas where the Company has first-hand knowledge of growth patterns and local economic conditions and generally has a competitive advantage due to its brand-name identity, extensive experience and reputation as a developer and access to lower cost of capital than that available to many of its local competitors. The Company also intends to continue its strategy of selectively acquiring apartment communities as a supplement to its program of developing new properties.

            FINANCIAL FLEXIBILITY AND CONSERVATIVE CAPITAL STRUCTURE

The Company intends to maintain a conservative balance sheet to provide financial flexibility and access to optimal, cost-effective sources of capital. This strategy has been demonstrated by the Company's recent financing activities, including its 1993 initial public offering which raised $195 million, its 1994 offering of Common Stock which raised $141 million and its 1995 offering of $104 million of Series A Preferred Stock. In addition, the Company has a $200 million unsecured credit facility with five banks, including Wells Fargo Bank as Agent (the "Credit Facility"). If the Company had completed the sale of the Notes on September 30, 1996 and applied the estimated net proceeds as set forth under "Use of Proceeds," the Company would have had a pro forma debt to total market capitalization ratio and an unencumbered EBITDA ratio (the ratio of earnings before interest, taxes, depreciation and amortization ("EBITDA") attributable to the unencumbered Properties to total EBITDA) on that date of 44.5% and 62.2%, respectively. See "Business -- Financing Strategy."

                                GROWING MARKETS

The Company is the largest active developer in the Las Vegas apartment market with an overall market share of 10.4%. The Las Vegas economy has grown consistently over the last 25 years while becoming increasingly diverse. Over the last seven years the average annual Las Vegas employment growth rate of 7.0% was the highest of any major metropolitan area in the United States. Although the new supply of apartments has increased significantly in 1996, the Company believes that various factors, including restrictive zoning and water permitting, should moderate market supply. The Company believes that its brand-name and market position will enable it to continue to generate strong occupancy rates. In addition, the Company has begun to establish a presence in the Denver and Reno markets, where it believes that the markets also have strong fundamentals, such as high employment growth and moderate new supply levels.

                              RECENT DEVELOPMENTS

During the first ten months of 1996, the Company has continued development activities designed to expand its market leadership:

     - The Company has completed construction on six new apartment communities and one community expansion in the Las Vegas and Denver metropolitan areas comprising an aggregate of 1,553 units as follows: Oasis Pointe (252 units), Oasis Meadows (383 units), Oasis Deerwood (342 units in Denver), Oasis Tiara (400 units), Oasis Crossings (72 units), Oasis Villas (84 units) and Oasis Cove II (20 units).

     - The Company has under construction six apartment communities comprising 2,233 units, consisting of 1,011 units in Las Vegas, 772 units in Denver and 450 units in Reno. It is expected that 336 units will be completed by December 31, 1996. The remaining units under construction are expected to be completed during 1997.

                                  THE OFFERING

For a more complete description of the terms of the Notes specified in the following summary, including definitions of capitalized terms not otherwise found, see "Description of Notes" in this Prospectus Supplement and "Description of Debt Securities" in the accompanying Prospectus.

SECURITIES OFFERED..........
                           $50,000,000 aggregate principal amount of the 2001 Notes, $45,000,000 aggregate principal amount of the 2003 Notes and $50,000,000 aggregate principal amount of the 2006 Notes.

MATURITY....................
                           The 2001 Notes mature on             , 2001, the 2003
                           Notes mature on              , 2003 and the 2006
                           Notes mature on             , 2006 .

INTEREST PAYMENT DATES......
                           Interest on the 2001 Notes, the 2003 Notes and the 2006 Notes is payable semi-annually on
                           and             of each year commencing on
                                       , 1997.

RANKING.....................
                           The Notes will be direct, senior unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to indebtedness and other liabilities of the Company's Subsidiaries.

OPTIONAL REDEMPTION.........
                           The Notes are redeemable at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of
                           Notes -- Optional Redemption."

USE OF PROCEEDS.............
                           The net proceeds to the Company from the Offering will be used to repay fixed rate mortgage indebtedness secured by certain of the Properties and borrowings under the Credit Facility. See "Use of Proceeds."

LIMITATION ON INCURRENCE OF
  INDEBTEDNESS..............
                           The Notes contain various covenants, including the following:

                           (1) The Company will not, and will not permit any
                               Subsidiary to, incur any indebtedness if, after giving effect thereto, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (i) Total Assets as of the end of the Company's calendar quarter prior to the incurrence of the additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired and the amount of any securities offering proceeds received (to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of that calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Indebtedness (the additional assets, together with the Total Assets, are referred to as "Adjusted Total Assets").

                           (2) The Company will not, and will not permit any
                               Subsidiary to, incur any indebtedness secured by any Encumbrance upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of the additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the Adjusted Total Assets.

                           (3) The Company will maintain Total Unencumbered
                               Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries on a consolidated basis.

                           (4) The Company will not, and will not permit any
                               Subsidiary to, incur any indebtedness if the Consolidated Income Available for Debt Service for the four consecutive fiscal quarters most recently ended prior to the date of the incurrence of the Indebtedness, on a pro forma basis, would be less than 1.5 times the Annual Service Charge on all indebtedness outstanding immediately after the incurrence of the Indebtedness.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth summary historical information for the Company and for the multifamily apartment communities and commercial center owned by the Company's predecessor prior to the purchase of the apartment communities and commercial center by the Company upon completion of the Company's initial public offering in October 1993 (the "Original Properties and Commercial Center"). The historical information reflects the actual operations of the Company from the date of acquisition of the Original Properties and Commercial Center and the operating data for the Original Properties and Commercial Center prior to the date of their acquisition by the Company. This data should be read in conjunction with the historical financial statements incorporated by reference in the accompanying Prospectus and the "Selected Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this Prospectus Supplement.

                                               NINE MONTHS
                                           ENDED SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                         -----------------------   --------------------------------------------------------------
                                            1996         1995         1995         1994         1993         1992         1991
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                        (Dollars in thousands, except per share and property data)
OPERATING DATA
Revenue:
Rental income..........................  $   67,526   $   53,210   $   73,249   $   49,316   $   21,737   $   15,106   $   15,209
Other income...........................       2,308        2,427        3,080        2,581          815          375          324
                                         -----------  -----------  -----------  -----------     -------      -------      -------
  Total revenue........................      69,834       55,637       76,329       51,897       22,552       15,481       15,533
                                         -----------  -----------  -----------  -----------     -------      -------      -------
Expenses:
Property operating and maintenance
  expense..............................      20,109       15,756       21,485       14,978        6,782        5,242        4,328
Property management fees, related
  party................................          --           --           --           --          391          424          460
General and administrative.............       2,514        2,121        2,645        2,352          338           --           --
Real estate taxes......................       3,748        2,936        4,079        2,814        1,372          980          912
Interest...............................      10,276        5,207        7,310        6,371        7,538        7,160        8,734
Interest (related party)...............          --           --           --           --        1,294        1,533          207
Interest (non-cash)....................         846          972        1,332          673        1,791        1,309          737
Depreciation and amortization..........      11,225        8,728       12,062        8,689        4,343        3,472        3,304
                                         -----------  -----------  -----------  -----------     -------      -------      -------
  Total expenses.......................      48,718       35,720       48,913       35,877       23,849       20,120       18,682
                                         -----------  -----------  -----------  -----------     -------      -------      -------
Income (loss) before extraordinary
  item.................................      21,116       19,917       27,416       16,020       (1,297)      (4,639)      (3,149)
                                         -----------  -----------  -----------  -----------     -------      -------      -------
Less extraordinary item................          --        1,952        1,952           --           --           --           --
                                         -----------  -----------  -----------  -----------     -------      -------      -------
Net income (loss)......................      21,116       17,965       25,464       16,020       (1,297)      (4,639)      (3,149)
Less preferred dividend requirement....       7,029        4,191        6,534           --           --           --           --
                                         -----------  -----------  -----------  -----------     -------      -------      -------
Earnings available for common stock....  $   14,087   $   13,774   $   18,930   $   16,020   $   (1,297)  $   (4,639)  $   (3,149)
                                         ===========  ===========  ===========  ===========     =======      =======      =======
Weighted average common shares.........  16,237,646   16,228,069   16,230,429   12,957,175
Per share amounts:
Income before extraordinary item
  (net of preferred dividend)..........  $      .87   $      .97   $     1.29   $     1.24
Less extraordinary item................          --          .12          .12           --
                                         -----------  -----------  -----------  -----------
Earnings available per common share....  $      .87   $      .85   $     1.17   $     1.24
                                         ===========  ===========  ===========  ===========
Common dividends declared per share....  $     1.31   $     1.23   $     1.64   $     1.43
Fixed charge coverage ratio(1)(2)......        2.85x        3.27x        3.40x        2.19x         .88x         .52x         .67x
Ratio of earnings to debt service(3)...        2.11x        2.70x        2.67x        2.55x         .86x         .53x         .69x
PROPERTY DATA
Total properties, at period end........          47           42           43           38           24           15           14
Total apartment units, at period end...      13,040       11,067       11,643        9,819        5,317        2,586        2,510
Weighted average monthly rental income
  per apartment unit(4)................  $      600   $      566   $      570   $      549   $      507   $      480   $      510
Physical occupancy(5)..................         94%          95%          95%          95%          92%          89%          92%

                                           SEPTEMBER 30, 1996
                                        ------------------------                            DECEMBER 31,
                                            AS                     --------------------------------------------------------------
                                        ADJUSTED(6)     ACTUAL        1995         1994         1993         1992         1991
                                        -----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                         (Dollars in thousands)
BALANCE SHEET DATA
Real estate assets, at cost...........  $  656,444    $  656,444   $  548,397   $  434,237   $  206,678   $   97,238   $   93,573
Total assets..........................     750,528       749,686      641,936      502,432      208,789      102,116       84,455
Notes payable, secured................     159,190       212,279      213,739      159,214       49,426      110,155       97,584
Notes payable, unsecured..............     208,740       153,586       37,086       52,879           --           --           --
Total liabilities.....................     378,399       376,334      261,482      215,834       50,870      114,572       98,519
Stockholders' equity..................     372,129       373,352      380,454      286,598      157,919      (12,456)     (14,064)

---------------
(1) The fixed charge coverage ratio was computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus interest expense and amortization of debt issuance costs. Fixed charges consist of interest expense, capitalized interest and amortization of debt issuance costs.

(2) Earnings for the years ended December 1993, 1992 and 1991 were inadequate to cover fixed charges. For those years, fixed charges exceeded earnings by $1,328, $5,021 and $3,149, respectively.

(3) For purposes of these computations, earnings consist of income (loss) before extraordinary charges, if any, plus debt service. Debt service consists of interest and recurring principal amortization (excluding maturities) and excludes amortization of debt expense and discount related to indebtedness.

(4) Excludes rental income from commercial property.

(5) Percentages represent weighted average occupancies for the stabilized apartment communities for the periods presented. At October 20, 1996, the Company's weighted average occupancy for the stabilized apartment communities was 95.5%, and for all apartment communities was 94.0%. Stabilization is deemed to occur when an apartment community attains 93% occupancy.

(6) Adjusted to give effect to the consummation of the Offering and the application of the estimated net proceeds from the Offering. See "Use of Proceeds."

                                  THE COMPANY

The Company is a self-administered and self-managed equity REIT and is the largest active developer and owner of predominantly upscale apartment communities in the greater Las Vegas metropolitan area, based on the number of apartment units developed and owned. The Company also is active in the development and operation of apartment communities in Denver and Reno. The Company commenced operations as a public company in October 1993 with an initial portfolio of 23 apartment communities containing 5,215 units and the Commercial Center. As of October 20, 1996, the Company owned and operated 49 apartment communities comprising a total of 13,196 apartment units (the "Properties") with an average age of less than eight years, as well as the 30,000 square foot Commercial Center in Henderson in which the Company's headquarters is located. Forty-five of the apartment communities are located in the greater Las Vegas area. As of October 20, 1996, the weighted average occupancy rate of the Properties (including six Properties in lease-up) was 94%, and the Commercial Center was 100% occupied. The Company occupies approximately 17,000 square feet of the Commercial Center. The Company currently has 2,233 units under construction, consisting of 1,011 units in Las Vegas, 772 units in Denver and 450 units in Reno, and expects to complete construction on 336 of these units by December 31, 1996.

The Company is a fully integrated REIT, with in-house acquisition, development, property management and finance expertise. Currently, the Company employs approximately 590 people. The senior management team includes Robert V. Jones, Chief Executive Officer, Scott S. Ingraham, President and Chief Operating Officer, Allan O. Hunter, Executive Vice President - Operations, and Walter B. Eeds, Executive Vice President - Development. The senior management team has more than 50 years of combined experience in real estate development and management, having developed and/or managed more than 24,500 apartment units in California, Colorado, Florida, Nevada and Texas.

The Company has adhered to a strategy of concentrating on the acquisition, development and management of primarily upscale apartment communities. The Company believes it has certain competitive advantages in operating its business, including the following:

     - primarily operating in the Las Vegas market, which has had the highest growth rate (7%) of any major metropolitan area in the United States over the past seven years, and establishing a presence in the Denver and Reno markets;

     - the Oasis brand-name operating strategy, which has increased consumer recognition of the Company's high operating standards and has improved resident retention;

     - an in-depth market knowledge that enables it to identify locations for its apartment communities which provide residents with a feeling of quality, community, security and accessibility;

     - experience in obtaining necessary zoning, governmental permits and authorizations for multifamily construction which in recent years have become increasingly costly and complex to obtain;

     - the ability to provide high quality living areas and attractive amenities, common areas and landscaping;

     - a consistent policy of regularly scheduled maintenance, which results in lower overall operating costs and a higher quality living environment for the Company's residents;

     - a responsive management team that is service-oriented and attentive to its residents' needs;

     - economies of scale in operations, which reduce on-site and administrative expenses; and

     - ongoing training programs that enhance the performance of on-site personnel.

The Company's executive offices are located at 4041 East Sunset Road, Henderson, Nevada 89014. Its telephone number is (702) 435-9800.

                                USE OF PROCEEDS

The net cash proceeds to the Company from the sale of the Notes are expected to be approximately $143.6 million, assuming the Notes are sold at 100% of face value. The Company expects to use the net proceeds to repay fixed rate mortgage indebtedness secured by certain of the Properties and borrowings under its unsecured Credit Facility, as follows:

                                                            INDEBTEDNESS
                                                           TO BE REPAID(1)         INTEREST
             PROPERTY                     LENDER        ---------------------        RATE          MATURITY
-----------------------------------  ----------------   (Dollars in millions)   --------------  --------------
Oasis Heritage/Suites..............  PNC Bank                  $  25.0           LIBOR + 1.00%       July 1997
Oasis Place........................  PNC Bank                      5.0           LIBOR + 1.00%       July 1997
Oasis Paradise II..................  Allstate                      9.3                   7.55%       July 1997
Oasis Springs......................  FNMA                          8.8                   9.00%      April 1999
Oasis Pearl III, Oasis Reef, Oasis
  Star I...........................  Bankers Trust                 5.6                   9.75%      April 1998
Unsecured Credit Facility..........  Wells Fargo Bank             89.9(2)        LIBOR + 1.50%  September 1997
                                                               -------
                                                               $ 143.6
                                                        ===============

---------------
(1) See "Credit Facility and Mortgage Debt." Amounts shown represent outstanding balances as of September 30, 1996, including prepayment penalty fees on certain of the mortgage notes payable.

(2) $89.9 of this indebtedness was incurred in the past 12 months. The proceeds of this indebtedness were used to fund construction of apartment communities under development.

                                 CAPITALIZATION

The following table sets forth the historical capitalization of the Company as of September 30, 1996 and the capitalization of the Company as of that date as adjusted to reflect the sale of the Notes offered hereby at the face value thereof (the "Offering") and the application of the estimated net proceeds as described in "Use of Proceeds." The information set forth in the following table should be read in conjunction with the summary and selected financial information presented elsewhere in this Prospectus Supplement, the consolidated financial statements and notes thereto incorporated by reference into the accompanying Prospectus and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                                                   SEPTEMBER 30, 1996
                                                                               --------------------------
                                                                               HISTORICAL     AS ADJUSTED
                                                                               ----------     -----------
                                                                                 (Dollars in thousands)
DEBT:
  Unsecured Credit Facility..................................................   $ 153,586      $  63,740
  Mortgage notes payable.....................................................     212,279        159,190
         % Notes due 2001....................................................          --         50,000
         % Notes due 2003....................................................          --         45,000
         % Notes due 2006....................................................          --         50,000
                                                                               ----------     -----------
          Total debt.........................................................     365,865        367,930
                                                                               ----------     -----------
STOCKHOLDERS' EQUITY:
  Preferred Stock, $2.25 Series A Cumulative Convertible, $.01 par value, liquidation preference $25 per share, 15,000,000 shares authorized,
     4,165,000 shares issued and outstanding.................................          42             42
  Common Stock, $.01 par value, 100,000,000 shares authorized, 16,237,646
     shares issued and outstanding...........................................         162            162
  Paid-in capital............................................................     386,910        386,910
  Distributions in excess of net income......................................     (13,762)       (14,985)
                                                                               ----------     -----------
          Total stockholders' equity.........................................     373,352        372,129
                                                                               ----------     -----------
          Total capitalization...............................................   $ 739,217      $ 740,059
                                                                                 ========       ========

                                    BUSINESS

THE COMPANY

The Company was formed in 1993 and commenced operations with an initial portfolio of 23 apartment communities containing 5,215 units and the Commercial Center. In 1994, the Company expanded into the Denver and Reno areas with the purchase of 582 apartment units in Denver and the acquisition of property held for development in Reno. At October 20, 1996, the Company owned and operated 11,996 and 1,200 apartment units in the Las Vegas and Denver areas, respectively. Six apartment communities totalling 2,233 units are currently under construction, consisting of 1,011 units in Las Vegas, 772 units in Denver and 450 units in Reno.

OBJECTIVES

The Company's primary business strategy is to generate stable and increasing cash flow and enhanced portfolio value by focusing on the upscale apartment market. The Company has implemented this strategy principally by (i) realizing internal growth in income from its existing portfolio of apartment communities and (ii) pursuing external growth through the selective development and acquisition of new apartment communities.

Brand-Name Operating Strategy. In order to take advantage of the Company's significant presence and market leadership position in Las Vegas, the Company implemented a customer brand-name operating strategy in 1995. The brand-name program is designed to build customer recognition of the Company and its apartment communities and to impart an image of distinction, quality and consistency. All of the Company's Properties incorporate the Oasis brand-name and all Company on-site associates wear uniforms advertising the Oasis brand-name and logo. The Company believes the Oasis brand-name enhances the Company's ability to attract new residents, retain existing residents, gain additional resident referrals, and retain more residents transferring from one Company Property to another. The Company has incorporated the same brand-name operating strategy in Denver and Reno to develop market identity as it establishes its presence in those cities.

Internal Growth Strategy. The Company is committed to increasing cash flow and Funds from Operations (as defined herein) from its existing portfolio of properties by utilizing the experience and quality of the Company's senior management, which has developed, leased and managed in excess of 16,500 apartment units in the greater Las Vegas metropolitan area and 8,000 apartment units in other states. The Company's operating priorities are: (i) to provide the residents with the highest quality lifestyle apartment environment possible in an apartment community; (ii) to emphasize a clean, pleasant living environment by maintaining all buildings, grounds and landscaping in excellent condition; and (iii) to attract the caliber of residents who desire to live in a high-quality, clean apartment community with premium service at a reasonable value.

The Company believes its strong local market presence, brand-name identity and resident-oriented approach reduce turnover and encourage resident referrals, resulting in higher occupancies, higher effective rents and reduced expenses.

External Growth Strategy. The Company pursues external growth by selectively developing new apartment communities in areas where the Company has first-hand knowledge of growth patterns and local economic conditions and generally has a competitive advantage due to its brand-name identity, extensive experience and reputation as a developer and access to lower cost of capital than that available to many of its local competitors. The Company also intends to continue its strategy of selectively acquiring apartment communities to supplement its program of developing new properties.

In evaluating whether to develop a new property, the Company analyzes salient geographic, demographic, economic and financial data, including the following factors: (i) prevailing rental and occupancy rates in the area; (ii) prospective resident income levels and the ability of those income levels to service the property's requisite rents; (iii) the site's location and aesthetic appeal; and
(iv) the size and growth rate of the employment base in the area. In order to provide its residents with a feeling of quality, community, security and accessibility, the Company is extremely selective in seeking development sites which are located in quality single-family neighborhoods having convenient access to employment centers and plentiful amenities.

In certain circumstances, the Company also may expand its portfolio of properties through the selective acquisition of existing apartment properties. The Company seeks to acquire properties which are: (i) strategically located in the

Company's existing or target markets; (ii) capable of increased operating cash flow after benefiting from the Company's renovation and management expertise;
(iii) priced below replacement cost, thereby enabling the Company to operate the properties profitably at lower rents than those realized from new properties; and (iv) able to generate returns comfortably in excess of the Company's weighted average cost of capital.

The Company may from time to time dispose of properties if it believes the redeployment of its property investments will enhance the quality of its portfolio of properties.

It is also the Company's strategy to expand through acquisition and development beyond the greater Las Vegas metropolitan area to certain target markets located in Nevada and other western states. The Company believes these target markets share many of the favorable investment characteristics found in the Las Vegas area and are in sufficient proximity to allow the Company to continue to benefit from its successful "hands-on" property management philosophy. The Company is evaluating a possible expansion into the Southern California market, although it currently owns no real estate in that market.

Financing Strategy. In conducting its operations and pursuing its external growth strategy, the Company intends to maintain a conservative balance sheet to provide the Company with the financial flexibility to choose the optimal source of capital (whether debt or equity) with which to finance external growth. It is the Company's policy to maintain a debt to total market capitalization ratio (i.e., total consolidated debt of the Company as a percentage of market value of its capital stock plus total consolidated debt) of less than 50%. For purposes of this calculation, the Company's $2.25 Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") is valued at the greater of its liquidation preference or the market value of the Common Stock into which it is convertible (the Series A Preferred Stock will be valued at its liquidation preference until the market value of the Common Stock exceeds the Series A Preferred Stock's conversion price). If the Company had completed the Offering on September 30, 1996 and applied the estimated net proceeds as set forth under "Use of Proceeds," the Company would have had a pro forma debt to total market capitalization ratio on that date of 44.5% (based on the liquidation preference of the Series A Preferred Stock and the closing price for the Common Stock on the NYSE on that date of $21.88).

MARKETS

Regional Growth. According to data published by the United States Bureau of Census (the "Bureau of Census"), both population growth and household formation within the western region of the United States in the 1990s are projected to be substantially above national averages. The Company expects the region's economy to improve due to such advantages as competitive wage rates, low energy rates and moderate tax burdens. The Company believes that in addition to population growth driven by favorable job opportunities, this region will continue to benefit from the relocation of retirees from the rest of the country.

Overview of Las Vegas Market. The Company believes that the greater Las Vegas apartment market provides investment returns that exceed national averages. This favorable investment environment is due in large part to demographic trends and the rapid and continuing growth of Las Vegas. The Company's belief in the potential of the Las Vegas market is based on a multifamily investment environment characterized by increasing demand and reasonable amounts of new supply.

The Company believes that there will be a continued increase in demand for multifamily housing due to significant growth in population and employment in the greater Las Vegas market. According to a report from the Rosen Consulting Group commissioned by the Company, the Las Vegas population increased 56.6% to 1,036,290 in July 1995 from 661,690 in July 1988, representing a compounded average annual growth rate for the period of 6.6%. Between July 1994 and July 1995, the population grew 7.8%, which was the highest level of growth since 1990.

According to the Rosen Consulting Group, population growth in the greater Las Vegas metropolitan area is projected to grow at a compounded average annual rate of 5.6% from 1990 to 2000, in excess of five times the projected rate of growth of 1.0% for the national population.

Las Vegas is the fastest growing metropolitan area in the United States based on employment growth. Between March 1988 and March 1995, employment grew at an average annual compounded growth rate of 7.0%. Employment in Las Vegas increased by approximately 48,000 jobs during the year ended March 1996, an increase of 9.0%. According to the

Rosen Consulting Group, the strong job growth is being propelled by all sectors, representing a diversification of the employment base.

               Las Vegas Population and Employment Growth Graphs

In addition, the Company believes the rate of new household formation in the greater Las Vegas metropolitan area will continue to be substantially above the national average, providing a stable demand for apartments. According to the Bureau of Census, the number of households in the Las Vegas metropolitan area increased at a compounded average annual rate of 5.1% between 1980 and 1990, compared to the compounded average annual rate of 1.3% for the nation as a whole for the same period. The Rosen Consulting Group projects continued strong growth in the number of households. Between 1990 and 2000, the number of households in the Las Vegas metropolitan area is expected to increase at a compounded average annual rate of 4.6%, compared to a projected growth rate of 1.2% for the United States.

Gaming continues to be a strong and growing business in Las Vegas. The Rosen Consulting Group, based on data provided by the Nevada State Gaming Board, reports that taxable gaming revenues for 1995 totaled approximately $5.7 billion. This represents a compounded average annual growth rate of approximately 11.6% per year in taxable gaming revenues since 1970. According to the Las Vegas Convention and Visitors Authority, approximately 800,000 persons attended conventions in Las Vegas in 1982 and spent more than $590 million; by 1995, the number of convention attendees had increased to more than 2.9 million and attendees spent approximately $3.4 billion. The Rosen Consulting Group also reports that annual visitor volume for Las Vegas increased from 6.8 million people in 1970 to 29.0 million people in 1995, while tourism and gaming revenues rose from $10.0 billion to $19.2 billion during the same period. Between 1990 and 1995, the visitor volume increased 6.7% per year. According to the Las Vegas Convention and Visitors Authority, the number of hotel and motel rooms in the city of Las Vegas increased by 48% from 61,400 in 1988 to 91,000 in 1995, giving Las Vegas the most hotel and motel rooms of any city in the United States, including the ten largest resort hotels in the world.

The Company believes that growth in Las Vegas has been enhanced by the fact that, in addition to being the nation's gaming capital, Las Vegas has evolved into a major destination resort city, with broadened appeal to families and non-gambling tourists. The success of The Mirage and The Excalibur hotels has contributed to this expanding tourist base. Significant resorts opened in 1993, such as the Luxor, Treasure Island and MGM Grand, are pursuing the family market niche, thus widening the market appeal of the Las Vegas hotel and recreation industry. Several additional hotel casinos opened in 1994 and 1995: Boomtown Hotel & Casino, Boulder Station, the Flamingo Hilton, Rio Suites Hotel, Camino, Inc. and Hard Rock Hotel. During 1996, several other major casino hotels and resorts have opened, or are scheduled to open. The largest are Stratosphere, Monte Carlo and New York-New York. The 1,500 room Stratosphere opened in April 1996 and the 3,014 room Monte Carlo resort, a joint venture of Mirage and Circus-Circus, opened in June 1996. New York-New York, a joint venture between MGM Grand and Primadonna Resorts, is a 2,200-room casino resort scheduled to be completed in 1996 or 1997.

       Las Vegas Visitor Volume Growth     Las Vegas Gaming Revenue Graph

The Company also believes Las Vegas will continue to benefit from its status as the country's premier convention destination, its favorable business climate fostered by low-regulation, low-tax state government, its sunny climate and appeal to elderly retirees and the quality and capacity of McCarran International Airport. Nevada's favorable business climate includes no state corporate income tax, no state personal income tax, no state inventory tax, property taxes which are lower than those found in certain surrounding states, such as California, and worker's compensation and unemployment taxes which are considerably lower than in California. In addition, Las Vegas has been the beneficiary of the relocation of retirees from the rest of the U.S., particularly California. All of these factors have contributed to the increase in demand for the Company's properties.

According to the Bureau of Census, new housing starts of multifamily properties in the U.S. since 1991 are at their lowest levels since 1966. Multifamily starts on a national basis were 160,000 and 258,200 units in 1993 and 1994, respectively, compared to a ten-year high of 669,000 in 1985. Based on statistics from the Nevada Apartment Association, there were approximately 13,900 apartment units added to the supply in 1990. The supply of new apartments decreased annually to approximately 1,600 units in 1993. Since 1993, the number of units added to supply has increased with approximately 1,800 units added in 1994 and approximately 5,000 units added in 1995. According to the Nevada Apartment Association, approximately 7,000 new units will be added to supply in 1996.

         GREATER LAS VEGAS (CLARK COUNTY) MULTI-FAMILY MARKET FORECAST

                                     1991       1992       1993       1994       1995      1996(E)    1997(E)
                                    -------    -------    -------    -------    -------    -------    -------
New Construction..................    7,992      3,370      1,584      1,796      4,755      7,072      4,144
Net Absorption....................    7,027      2,379      2,622      3,910      4,288      4,950      4,800
Vacancy Rate......................     5.3%       6.1%       5.0%       2.9%       3.2%       4.8%       4.1%
Average Rental Rate...............     $564       $560       $588       $595       $614       $630       $652
Rental Rate Change................       --      (.8%)       1.5%       4.7%       3.2%       2.7%       3.4%

---------------
     Sources: CB Commercial, Center for Business & Economic Research at UNLV, Nevada Apartment Association and the Rosen Consulting Group.

Although new apartment supply is estimated to have caused a 1.6% increase in market vacancy levels in 1996, the Company has not experienced as great a decline in its average occupancy rate. In addition, Las Vegas multifamily building permits increased to 9,500 in 1995 and according to the Rosen Consulting Group have begun to decline to an estimated 7,500 in 1996 and are expected to continue to decline in 1997 and 1998. The Company believes the apartment demand generated by continuing population and job growth will strengthen occupancy rates in the greater Las Vegas metropolitan area. Furthermore, the Company believes its brand name and its position as a market leader will enable it to continue generating occupancy rates higher than market averages.

Overview of Denver Market. The Company believes that the greater Denver metropolitan area provides a favorable investment environment due to favorable demographic and economic trends as evidenced by the current market for rental apartments.

According to the Denver Chamber of Commerce, between 1988 and 1995, the population in the greater Denver metropolitan area grew at a compounded average annual rate of 1.8%. In 1994 and 1995, Denver's population grew at annual rates of 2.2% and 2.1%, respectively. Denver's relatively young population has contributed to household formation growth. According to the Bureau of Census, the number of households increased by 108,300 between 1980 and 1990, representing a compounded average annual growth rate of 1.8%. Between 1990 and 2000, the number of households in Denver is projected by the Bureau of Census to grow at a compounded average annual rate of 2.0%.

The greater Denver metropolitan area exhibited employment growth of 4.2% in 1995, compared to the national average of 2.0%, representing the sixth consecutive year that employment growth in Denver exceeded the national average, according to statistics provided by the Colorado Legislative Counsel and the Rosen Consulting Group. The projected compounded average annual growth rate for employment from 1994 to 1997 is 2.6% for Denver, compared to a projected growth rate of 1.9% for the fifty largest metropolitan areas nationwide.

Denver's apartment market has strengthened significantly over the past seven years. Similar to many markets in the western U.S., additions to the supply due to new construction in the mid-1980's contributed to a rise in vacancy rates in Denver in the late-1980's. The vacancy rate in Denver in 1989 was 11%. Since 1989, vacancy rates have steadily declined due to favorable economic and demographic trends and a significantly reduced level of new construction. As of December 31, 1995, the apartment market vacancy rate in the Denver metropolitan area was 4.3%, according to the Denver Metro Apartment Vacancy and Rent Survey. As vacancy rates have fallen, multifamily property owners have been able to raise rents. Rental rates in the Denver market grew 7.4% in 1994 and 6.5% in 1995.
                                    barchart

As of the 1990 Census, 38.4% of Denver households rented, compared to 25.8% nationally. The Denver metropolitan area has an above-average propensity to rent, despite the relatively high affordability of houses, due to the younger, more mobile nature of the population. The Company believes that the relatively high median household income in Denver combined with the above-average propensity to rent have a positive impact on the Denver apartment market.

Overview of Reno Market. The Reno multifamily housing market, although considerably smaller than either Las Vegas or Denver in terms of the number of apartment units, offers an investment opportunity characterized by strong demographic and economic conditions and a stable rental market.

Favorable economic conditions in the Reno region have produced increases in the population. Population growth in the Reno metropolitan area averaged 2.8% per year during the 1980's, compared to the rate for the U.S. as a whole of just under 1.0% per year. Reno added over 61,000 residents during the 1980s, representing a 31.4% increase, from 194,000 residents in 1980 to 255,000 residents in 1990. Population continued to grow during the early 1990s, averaging approximately 2% per year and increasing to 4.1% in 1995, according to Carter-Ott Appraisal Associates. According to the Rosen Consulting Group, population is projected to grow at a compounded average annual rate of 2.3% during the 1990s.

According to the Rosen Consulting Group, between 1980 and 1990 the total number of households in Reno increased by 25,090, representing a compounded average annual growth rate of 2.9%. The total number of households is estimated to increase by 27,257 between 1990 and 2000, or 2.4% on an average annual compounded basis. Based upon a 1995 report by the Rosen Consulting Group, approximately 45.8% of the households in Reno rent, a proportion significantly higher than the national average of 35.8% at that time.

Employment growth in Reno has exceeded the national average for the past 10 years, according to the Bureau of Labor Statistics. Employment growth during the past two years has been especially strong, increasing 5.3% in 1994 and 4.9% in 1995.

These favorable demographic and economic trends have generated a high level of demand for apartments in the Reno market over the past several years. According to statistics provided by the Rosen Consulting Group and Carter-Ott Appraisal Associates, vacancy rates have declined over the past five years from 4.2% in 1991 to 2.3% in 1995. Average rental rates increased 3.8% in 1994 and 4.3% in 1995.

                                   PROPERTIES

General
The Company currently owns and operates 49 Properties containing 13,196 apartment units, as well as the Commercial Center in which the Company's headquarters is located, and has under development an additional 2,233 units. The Properties typically consist of one-and two-story buildings in a landscaped setting. Forty of the Properties (comprising approximately 74% of the total units) were completed less than eight years ago. The Properties are predominantly upscale garden apartment complexes consisting of one, two and three bedroom apartments. Forty-three of the Properties have in excess of 100 apartment units, with the largest having 720 apartment units. As of October 20, 1996, the weighted average occupancy rate of the Properties (including six Properties in lease-up) was 94%.

The communities generally provide residents with a variety of attractive amenities, such as in-unit laundry facilities, oversized luxury bath tubs, monitored security systems, swimming pools, spas and saunas, extensive landscaping and, in certain cases, tennis courts, racquetball courts, and weight and exercise facilities. The Properties generally are located in or adjacent to attractive and desirable single-family residential neighborhoods and are easily accessible to significant areas of employment.

The 30,000 square foot Commercial Center was constructed in 1989. The Company occupies approximately 17,000 square feet of the building as its headquarters, and the remainder is leased to third parties, consisting predominantly of banking, professional and service businesses. As of October 20, 1996, the Commercial Center was 100% leased, with third party tenants paying an average annualized rent per square foot of $22.88. Aside from the Company, one tenant, a bank, occupies more than 10% of the Commercial Center. The bank's lease expires in May 2008 and has two five-year renewal options priced at fair market value.

The Company does not expect any of its Properties to account for 10% or more of the book value of the Company's assets upon completion of the Offering.

PROPERTY INFORMATION

The following table presents certain information concerning the Properties:

                                                                                                                OCTOBER 20, 1996
                                                                                                                AVERAGE MONTHLY
                            APPROXIMATE                                AVERAGE                   OCCUPANCY       RENTAL RATE(2)
                  NUMBER      RENTABLE                                   UNIT         1995           AT        ------------------
                    OF          AREA          TOTAL         YEAR         SIZE       AVERAGE     OCTOBER 20,     PER       PER SQ.
 THE COMMUNITIES   UNITS     (SQ. FT.)     ACREAGE(1)    COMPLETED    (SQ. FT.)    OCCUPANCY        1996        UNIT        FT.
----------------- -------   ------------   -----------   ----------   ----------   ----------   ------------   ------     -------
Las Vegas
  Oasis Bay......    128        108,032         5.6         1990           844        97.1%         100.0%     $  698      $0.83
  Oasis Breeze...    320        275,920        13.3         1989           862        94.7%          94.4%        659       0.76
  Oasis Canyon...    200        197,408        10.0         1995           987        91.4%(3)       93.0%        767       0.78
  Oasis Cliffs...    376        351,920        18.5         1988           936        97.4%          98.1%        692       0.74
  Oasis Club.....    320        286,560        14.8         1989           896        94.2%          96.6%        689       0.77
  Oasis Cove.....    124        111,290         5.2       1990/96          898        98.3%(4)       99.2%        662       0.74
  Oasis Del
    Mar..........    560        552,040        24.2         1995           986          --(5)        93.4%        805       0.82
  Oasis
    Emerald......    132        115,180         6.2         1988           873        97.2%          95.5%        620       0.71
  Oasis Glen.....    113         89,488         4.8         1994           792        94.2%          96.5%        679       0.86
  Oasis Greens...    432        385,216        18.0         1990           892        97.4%          99.1%        666       0.75
  Oasis
    Heights......    240        204,160         9.5         1989           851        94.8%          98.3%        618       0.73
  Oasis
    Heritage.....    720        678,760        45.4      1985/86/87        943        94.2%          95.1%        580       0.62
  Oasis Hills....    184        106,472         5.3         1991           579        98.4%          98.4%        481       0.83
  Oasis Island...    118        106,260         5.8         1990           901        96.6%          96.6%        630       0.70
  Oasis
    Landing......    144        124,752         6.4         1990           866        97.0%          93.8%        649       0.75
  Oasis
    Morning......    106         53,772         2.6       1978/85          507        93.6%          94.3%        449       0.89
  Oasis Orchid...    280        315,640        16.9         1989         1,127        95.1%          91.4%        717       0.64
  Oasis Palms....    208        184,272        12.7         1989           886        97.2%          96.2%        640       0.72
  Oasis
    Paradise.....    624        560,896        35.6       1990/91          899        95.2%          95.2%        706       0.79
  Oasis Pearl....     90         82,332         4.3      1987/89/92        915        94.4%          95.6%        665       0.73
  Oasis Place....    240        105,600         5.3         1992           440        92.7%          92.5%        453       1.03
  Oasis Plaza....    300        245,936        11.9         1976           820        96.4%          96.7%        577       0.70
  Oasis Pointe...    252        249,216        12.6         1996           989          --(5)        94.4%        750       0.76
  Oasis
    Rainbow......    232        202,600        12.0         1988           873        97.7%          94.0%        648       0.74
  Oasis Reef.....     60         68,180         3.9         1992         1,136        95.7%          93.3%        766       0.67
  Oasis Ridge....    477        187,833        11.2         1984           394        93.2%          96.4%        441       1.12
  Oasis Rose.....    212        213,888        13.3         1994         1,009        95.9%          94.8%        702       0.70
  Oasis Sands....     48         54,000         2.1         1994         1,125        95.0%          89.6%        747       0.66
  Oasis
    Springs......    304        246,912        12.0         1988           812        96.6%          99.0%        601       0.74
  Oasis Star.....     68         61,030         3.1       1988/91          898        91.9%         100.0%        675       0.75
  Oasis Suites...    409        163,200         8.1         1988           399        95.9%          96.8%        433       1.09
  Oasis Summit...    234        277,836        24.2       1994/95        1,187        93.0%          97.0%      1,015       0.85
  Oasis
    Terrace......    336        334,848        15.2         1995           997        92.9%          95.5%        681       0.68
  Oasis Topaz....    270        223,268        12.6         1978           827        93.1%          96.7%        591       0.71
  Oasis Trails...    360        322,956        12.3         1990           897        93.4%          93.6%        659       0.73
  Oasis View.....    180        169,200        11.4         1983           940        91.9%          96.1%        625       0.66
  Oasis
    Vinings......    234        269,574        11.1      1993/1994       1,152        94.6%          86.3%        740       0.64
  Oasis
    Vintage......    368        366,048        17.0      1993/1994         995        95.4%          85.3%        710       0.71
  Oasis Vista....    408        363,196        30.0         1985           890        88.5%          98.5%        516       0.58
  Oasis Winds....    350        282,500        12.5         1978           807        94.0%          98.0%        570       0.71
                  ------      ---------       -----                      -----       -----         ------       -----      -----
   Subtotals/Wtd.
      Avg........ 10,761      9,298,191       506.9                        864        94.7%          95.4%        642       0.74
Denver
  Oasis
    Centennial...    276        205,380         9.1         1985           744        94.8%(6)       94.6%        636       0.85
  Oasis Park.....    224        167,600         6.3         1985           748        93.8%          99.6%        644       0.86
  Oasis
    Wexford......    358        289,968        16.9         1986           810        93.0%          97.2%        684       0.84
                  ------      ---------       -----                      -----       -----         ------       -----      -----
   Subtotals/Wtd.
      Avg........    858        662,948        32.3                        773        93.8%          97.0%        658       0.85
    Total/Wtd.
      Avg........ 11,619      9,961,139       539.2                        857        94.7%          95.5%     $  643      $0.75
                  ======      =========       =====                      =====       =====         ======       =====      =====
Lease-up
  Las Vegas:
    Oasis Bel
      Air........    296        296,512        14.3         1996         1,002          --(5)        81.1%     $  768      $0.77
    Oasis
     Crossings...     72         70,752         4.0         1996           983          --(5)        68.1%        750       0.76
    Oasis
      Meadows....    383        397,276        20.7         1996         1,037          --(5)        83.6%        762       0.73
    Oasis
      Tiara......    400        417,016        22.3         1996         1,043          --(5)        88.0%        810       0.78
    Oasis
      Villas.....     84         86,856         4.7         1996         1,034          --(5)        59.5%        795       0.77
                  ------      ---------       -----                      -----       -----         ------       -----      -----
  Denver:
    Oasis
      Deerwood...    342        392,876        12.6         1996         1,149          --(5)        88.6%      1,078       0.94
      Lease-up
      Totals/Wtd.
        Avg......  1,577      1,661,288        78.6                      1,053          --           83.3%        845       0.80
      Grand
      Totals/Wtd.
        Avg...... 13,196     11,622,427       617.8                        881        94.7%          94.0%     $  667      $0.76
                  ======      =========       =====                      =====       =====         ======       =====      =====

---------------
(1) Reflects gross acreage for each Property.
(2) Reflects a weighted average of current market rents for each Property.
(3) Average occupancy since stabilization.
(4) Average occupancy for the 104 unit phase I: phase II was completed and stabilized in 1996.
(5) Under development and/or in lease-up during 1995, therefore, its occupancy is not included in the subtotal or total.
(6) Occupancy for that portion of the year that the Property was owned by the Company.

Development Information

The following table presents certain information concerning the Company's development activities:

                                         APPROXIMATE                                                                ESTIMATED
                                NUMBER    RENTABLE     APPROXIMATE    AVERAGE                     ANTICIPATED         TOTAL
                                  OF        AREA          TOTAL      UNIT SIZE   CONSTRUCTION    CONSTRUCTION       INVESTMENT
          COMMUNITY             UNITS     (SQ. FT.)    ACREAGE(1)    (SQ. FT.)   COMMENCEMENT     COMPLETION     (IN MILLIONS)(2)
------------------------------  ------   -----------   -----------   ---------   -------------   -------------   ----------------
Under Construction
  Las Vegas:
    Oasis Harbor I............    336       338,696        18.5        1,008     3rd Qtr. 1995   4th Qtr. 1996        $ 22.3
    Oasis Gateway.............    360       418,680        10.0        1,163     1st Qtr. 1996   2nd Qtr. 1997          24.4
    Oasis Pines...............    315       313,950        17.6          997     1st Qtr. 1996   2nd Qtr. 1997          21.6
  Denver:
    Oasis Denver West(3)......    321       324,375        20.8        1,011     2nd Qtr. 1996   4th Qtr. 1997          25.9
    Oasis Lakeway.............    451       425,770        28.0          944     1st Qtr. 1996   4th Qtr. 1997          35.3
  Reno:
    Oasis Bluffs I............    450       501,687        50.1        1,115     2nd Qtr. 1996   2nd Qtr. 1997          37.1
                                -----     ---------       -----        -----                                          ------
    Subtotal/weighted
      average.................  2,233     2,323,158       145.0        1,040                                          $166.6
                                                                                                                      ======
                                -----     ---------       -----        -----
Future Construction
  Las Vegas:
    Oasis Bluffs II...........    414       461,552        50.6        1,115               (4 )             (4)
    Oasis Harbor II...........    248       250,026        13.6        1,008               (4 )             (4)
    Oasis Miramar.............    352       350,112        19.6          995               (4 )             (4)
                                -----     ---------       -----        -----
    Subtotal/weighted
      average.................  1,014     1,061,690        83.8        1,047
                                -----     ---------       -----        -----
  Total/weighted average......  3,247     3,384,848       228.8        1,042
                                =====     =========       =====        =====

---------------
(1) Reflects gross acreage for each community.

(2) Includes cost of land.

(3) Owned 50% by the Company through its member interest in Denver West Apartments, L.L.C.

(4) In preliminary planning stage; no construction schedule has been established. Commencement of construction is contingent upon a number of factors, including suitable financing, and there can be no assurances as to when or if such financing will be obtained.

The time required to complete the lease-up phase of development varies from project to project. The Company typically develops its properties in phases, opening a portion of the total units to occupancy at one time. The Company begins leasing activities approximately 60 days before the first phase is opened for occupancy, setting up a temporary leasing office at the property.

The following table sets forth information regarding leasing stabilization of the Company's completed developments since the Company's initial public offering:

                                                           NUMBER         DATE OF          STABILIZATION
                       PROPERTY                          OF UNITS       COMPLETION            DATE(1)
-------------------------------------------------------  --------     ---------------    -----------------
Oasis Summit I.........................................       78      June 1994          August 1994
Oasis Sands............................................       48      August 1994        October 1994
Oasis Vintage II.......................................       32      August 1994        September 1994
Oasis Vinings II.......................................      132      September 1994     January 1995
Oasis Rose.............................................      212      October 1994       January 1995
Oasis Terrace..........................................      336      February 1995      August 1995
Oasis Summit II........................................      156      May 1995           October 1995
Oasis Canyon...........................................      200      July 1995          October 1995
Oasis Del Mar..........................................      560      October 1995/      June 1996
                                                                      December 1995
Oasis Bel Air..........................................      296      December 1995      February 1997(2)
Oasis Pointe...........................................      252      March 1996         May 1996
Oasis Cove II..........................................       20      June 1996          August 1996
Oasis Meadows..........................................      383      September 1996     February 1997(2)
Oasis Deerwood.........................................      342      September 1996     February 1997(2)
Oasis Crossings........................................       72      October 1996       February 1997(2)
Oasis Tiara............................................      400      October 1996       February 1997(2)
Oasis Villas...........................................       84      October 1996       March 1997(2)
                                                           -----
  Total................................................    3,603
                                                           =====

---------------
(1) Date on which the property achieved an occupancy rate of 93%.

(2) Estimated date on which property will achieve an occupancy rate of 93%.

In order to maintain favorable tax exempt financing on two of the Properties in the Denver market, the Company is required to comply with affordable housing restrictions that require a certain percentage of the units at these Properties to be leased to persons with incomes below a certain percentage of the local median income. This obligation may impair the Company's ability to achieve increased rental rates on portions of these Properties.

The Company has entered into a contract for the sale of Oasis Star I, a 44 unit apartment community in Las Vegas, for a sales price of $2.7 million. The Company anticipates that the sale of this property will close on or around December 16, 1996. In addition, the Company has executed a letter of intent for the sale of Oasis Reef, a 60 unit apartment community in Las Vegas, for a sales price of $3.9 million. These transactions are subject to certain contingencies and conditions, including the buyers' due diligence, and there can be no assurance that these transactions will be consummated on these terms or at all.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected historical information for the Company and for the Original Properties and Commercial Center. The historical information reflects the actual operations of the Company from the date of acquisition of the Original Properties and Commercial Center and the operating data for the Original Properties and Commercial Center prior to the date of their acquisition by the Company. This data should be read in conjunction with the historical financial statements incorporated by reference in the accompanying Prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this Prospectus Supplement.

                                               NINE MONTHS
                                           ENDED SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                         -----------------------   --------------------------------------------------------------
                                            1996         1995         1995         1994         1993         1992         1991
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                        (Dollars in thousands, except per share and property data)
OPERATING DATA
Revenue:
Rental income..........................  $   67,526   $   53,210   $   73,249   $   49,316   $   21,737   $   15,106   $   15,209
Other income...........................       2,308        2,427        3,080        2,581          815          375          324
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Total revenue........................      69,834       55,637       76,329       51,897       22,552       15,481       15,533
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Expenses:
Property operating and maintenance.....      20,109       15,756       21,485       14,978        6,782        5,242        4,328
Property management fees, related
  party................................          --           --           --           --          391          424          460
General and administrative.............       2,514        2,121        2,645        2,352          338           --           --
Real estate taxes......................       3,748        2,936        4,079        2,814        1,372          980          912
Interest...............................      10,276        5,207        7,310        6,371        7,538        7,160        8,734
Interest (related party)...............          --           --           --           --        1,294        1,533          207
Interest (non-cash)....................         846          972        1,332          673        1,791        1,309          737
Depreciation and amortization..........      11,225        8,728       12,062        8,689        4,343        3,472        3,304
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Total expenses.......................      48,718       35,720       48,913       35,877       23,849       20,120       18,682
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before extraordinary
  item.................................      21,116       19,917       27,416       16,020       (1,297)      (4,639)      (3,149)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Less extraordinary item................          --        1,952        1,952           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss)......................      21,116       17,965       25,464       16,020       (1,297)      (4,639)      (3,149)
Less preferred dividend requirement....       7,029        4,191        6,534           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings available for common stock....  $   14,087   $   13,774   $   18,930   $   16,020   $   (1,297)  $   (4,639)  $   (3,149)
                                          =========    =========    =========    =========    =========    =========    =========
Weighted average common shares.........  16,237,646   16,228,069   16,230,429   12,957,175
Per share amounts:
Income before extraordinary item (net
  of preferred dividend)...............  $      .87   $      .97   $     1.29   $     1.24
Less extraordinary item................          --          .12          .12           --
                                         ----------   ----------   ----------   ----------
Earnings available per common share....  $      .87   $      .85   $     1.17   $     1.24
                                          =========    =========    =========    =========
Common dividends declared per share....  $     1.31   $     1.23   $     1.64   $     1.43
Fixed charge coverage ratio(1)(2)......        2.85x        3.27x        3.40x        2.19x         .88x         .52x         .67x
Ratio of earnings to debt service(3)...        2.11x        2.70x        2.67x        2.55x         .86x         .53x         .69x
PROPERTY DATA
Total properties, at period end........          47           42           43           38           24           15           14
Total apartment units, at period end...      13,040       11,067       11,643        9,819        5,317        2,586        2,510
Weighted average monthly rental income
  per apartment unit(4)................  $      600   $      566   $      570   $      549   $      507   $      480   $      510
Physical Occupancy(5)..................         94%          95%          95%          95%          92%          89%          92%

                                           SEPTEMBER 30, 1996
                                        ------------------------                            DECEMBER 31,
                                            AS                     --------------------------------------------------------------
                                        ADJUSTED(6)     ACTUAL        1995         1994         1993         1992         1991
                                        -----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                         (Dollars in thousands)
BALANCE SHEET DATA
Real estate assets, at cost...........  $  656,444    $  656,444   $  548,397   $  434,237   $  206,678   $   97,238   $   93,573
Total assets..........................     750,528       749,686      641,936      502,432      208,789      102,116       84,455
Notes payable, secured................     159,190       212,279      213,739      159,214       49,426      110,155       97,584
Notes payable, unsecured..............     208,740       153,586       37,086       52,879           --           --           --
Total liabilities.....................     378,399       376,334      261,482      215,834       50,870      114,572       98,519
Stockholders' equity..................     372,129       373,352      380,454      286,598      157,919      (12,456)     (14,064)

---------------

(1) The fixed charge coverage ratio was computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus interest expense and amortization of debt issuance costs. Fixed charges consist of interest expense, capitalized interest and amortization of debt issuance costs.

(2) Earnings for the years ended December 1993, 1992 and 1991 were inadequate to cover fixed charges. For those years, fixed charges exceeded earnings by $1,328, $5,021 and $3,149, respectively.

(3) For purposes of these computations, earnings consist of income (loss) before extraordinary charges, if any, plus debt service. Debt service consists of interest and recurring principal amortization (excluding maturities) and excludes amortization of debt expense and discount related to indebtedness.

(4) Excludes rental income from commercial property.

(5) Percentages represent weighted average occupancies for the stabilized apartment communities for the periods presented. At October 20, 1996, the Company's weighted average occupancy for the stabilized apartment communities was 95.5%, and for all apartment communities was 94.0%.

(6) Adjusted to give effect to the consummation of the Offering and the application of the estimated net proceeds from the Offering. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL BACKGROUND

The following discussion should be read in conjunction with the "Selected Consolidated Financial and Operating Data" and the consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus. Oasis became an operating entity on October 22, 1993, when it completed an initial public offering (the "Initial Offering") of its common stock, par value $.01 per share (the "Common Stock"). In connection with the Initial Offering, the Company acquired the Original Properties and Commercial Center from Robert V. Jones, Corp. ("RVJ") and other affiliates, and an additional 2,023 apartment units from third parties.

The operating data for the Company for the year ended December 31, 1993 have been derived from the consolidated financial statements of the Company since October 22, 1993 and the financial statements of the Original Properties and Commercial Center through October 21, 1993. The historical financial data includes certain financing and interest costs incurred by the Original Properties and Commercial Center which may not be incurred by the Company, primarily due to the reduction in debt.

On July 20, 1994, the Company completed a second public offering of 5,750,000 shares of Common Stock (including 750,000 shares issued pursuant to the underwriters' over-allotment option). The net proceeds of the offering (approximately $132,000,000) were used to (i) acquire five communities containing 2,441 units for approximately $98,811,000 including the assumption of $38,880,000 of mortgage indebtedness, (ii) effectively repay $16,067,000 of construction loan indebtedness, and (iii) reduce the amounts drawn on the Company's credit facilities by approximately $51,000,000. The balance of the net proceeds were used for general corporate purposes, including other acquisitions and development activities.

On April 12, 1995, the Company completed a public offering of 4,165,000 shares of Series A Preferred Stock (including 165,000 shares issued pursuant to the underwriters' over-allotment option) at $25.00 per share. The net proceeds of the offering were approximately $99,200,000 of which $63,000,000 was used to repay credit facility debt, $6,100,000 was used to repay short-term debt and $23,214,000 was used to repay construction debt. The balance of the net proceeds was used for working capital purposes.

RESULTS OF OPERATIONS

Increases in the operating results for the periods discussed below are primarily the result of increases from period to period in the number of properties owned and operated. Where applicable, comparisons have been made on a weighted average per unit basis in order to adjust for these changes in the number of units owned. In computing the weighted average per unit amounts, income and expenses of the commercial properties have been eliminated.

Comparison of the nine months ended September 30, 1996 to the nine months ended September 30, 1995

The weighted average number of apartment units increased by 2,074, or 20.1%, from 10,344 units in 1995 to 12,418 units in 1996 for the nine months ended September 30, 1996, as compared to the same period in 1995. This increase resulted from the acquisition of 276 units in September 1995 and the development of 1,697 units since the end of September 1995. The total number of units operated as of September 30, 1996 and 1995 were 13,040 and 11,067, respectively.

For the nine months ended September 30, 1996, net income increased by $3,151,000, or 17.5%, as compared to the nine months ended September 30, 1995. When examining income on an income before extraordinary charge basis, income for the nine months ended September 30, 1996 increased by $1,199,000 over the nine months ended September 30, 1995. This increase was due to increased rental income of $14,316,000 and a decrease in interest expense (non cash), which represents amortization of loan fees and costs of $126,000. Offsetting these factors were a decrease in other income of $119,000 and increases in property operating and maintenance expenses of $4,353,000, general and administrative expenses of $393,000, real estate taxes of $812,000, interest expense of $5,069,000, and depreciation and other amortization of $2,497,000. These increases were primarily the result of operating a greater number of apartment units during the nine months ended September 30, 1996 as compared to the same period in 1995. The increase in interest expense was primarily a result of higher borrowings which were used to fund capital improvements at the multifamily apartment communities.

Property Operations: The following table presents the Company's results of operations for its multifamily apartment communities (excluding commercial property and corporate, general and administrative expenses) for the nine months ended September 30, 1996 and 1995:

                                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                                       --------------------------------
                                                                        1996        1995       % CHANGE
                                                                       -------     -------     --------
                                                                            (Dollars in thousands)
Rental income........................................................  $67,039     $52,714         27%
Other income.........................................................    2,129       1,854         15%
                                                                       -------     -------     --------
  Total income.......................................................   69,168      54,568         27%
                                                                       -------     -------     --------
Property operating and maintenance...................................   19,995      15,664         28%
Real estate taxes....................................................    3,716       2,903         28%
Depreciation and amortization........................................   10,981       8,560         28%
                                                                       -------     -------     --------
  Total expenses, excluding interest.................................   34,692      27,127         28%
                                                                       -------     -------     --------
Property net income, before interest.................................  $34,476     $27,441         26%
                                                                       =======     =======     =======

Rental income increased by $14,325,000, or 27%, from $67,039,000 in 1995 to $52,714,000 in 1996. Of the increase, $1,341,000 was attributable to acquisition communities, $14,749,000 was attributable to development communities and the balance was attributable to increased rents of communities owned during both periods. The weighted average monthly rental income per apartment unit was approximately $600 in 1996 compared to $566 in 1995.

Other income (consisting primarily of nonrefundable security deposits, laundry and vending income) increased by $275,000, or 15%, from $1,854,000 to $2,129,000, primarily due to the operation of additional apartment communities in 1996 as compared to 1995.

Property operating and maintenance expenses increased by $4,331,000, or 28%. On a weighted average per unit basis, these expenses increased by $96, or 6%, from $1,514 in 1995 to $1,610 in 1996. Of the $4,331,000 increase, $454,000 was attributable to acquisitions, $3,397,000 was attributable to development communities and the balance was attributable to communities owned during both periods. These increases are primarily attributable to additional costs associated with the Company's implementation of its brand name operating strategy, as well as general increases in utility rates during 1996.

Real estate taxes increased by $813,000, or 28%, primarily due to the acquisition and development of additional apartment communities in 1996 and during the fourth quarter of 1995. On a weighted average per unit basis, real estate taxes increased by $18, or 6%, from $281 in 1995 to $299 in 1996. These increases are due to increases in property taxes at certain properties for the tax year commencing July 1, 1996. In Nevada, properties are assessed at their value as of July 1 of each year and, therefore, properties that are under development as of that date are not assessed on their full value until July 1 of the following year.

Depreciation and amortization increased by $2,421,000, or 28%, from $8,560,000 in 1995 to $10,981,000 in 1996, primarily due to the additional communities acquired and developed subsequent to September 30, 1995.

"Same store" portfolio: The following table presents a comparison of the operating results for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 for the properties that the Company owned as of December 31, 1994, consisting of 38 apartment communities containing 9,819 apartment units:

                                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                                       --------------------------------
                                                                        1996        1995       % CHANGE
                                                                       -------     -------     --------
                                                                            (Dollars in thousands)
Total income.........................................................  $52,291     $51,545        1.0%
                                                                       -------     -------     --------
Properties operating and maintenance.................................   15,211      14,731        3.0%
Real estate taxes....................................................    2,948       2,811        5.0%
                                                                       -------     -------     --------
  Total property expenses............................................   18,159      17,542        4.0%
                                                                       -------     -------     --------
Property net income, before interest expenses........................  $34,132     $34,003        0.4%
                                                                       =======     =======     =======

The increase in total income of $746,000, or 1%, was primarily due to increases in average rental rates.

The increase in property operating and maintenance expenses of $480,000, or 3%, is due to increased marketing expenses of $28,000, increased payroll costs of $190,000, increased utilities of $325,000 and an increase in other operating expenses of $106,000 which were partially offset by a decrease in repairs and maintenance of $169,000.

Real estate taxes increased by $137,000, or 5%, from $2,811,000 in 1995 to $2,948,000 in 1996, primarily due to the re-appraisal of certain communities by the taxing authorities.

Development communities: The following table presents the operating results of the communities that have been developed by the Company since December 31, 1994.

                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                                 --------------------
                                                                                  1996          1995
                                                                                 -------       ------
                                                                                     (Dollars in
                                                                                 thousands)
Total income...................................................................  $15,389       $2,938
                                                                                 -------       ------
Real estate taxes..............................................................      659           86
Marketing......................................................................      466           65
Salaries and related costs.....................................................    1,737          384
Utilities......................................................................      888          222
Repairs and maintenance........................................................      691          141
Other operating expenses.......................................................      530          103
                                                                                 -------       ------
     Total operating and maintenance expenses..................................    4,971        1,001
                                                                                 -------       ------
  Property operating income....................................................  $10,418       $1,937
                                                                                 =======       ======
     Weighted average number of apartment units................................    2,323          249
                                                                                 =======       ======

Acquisition communities: The following table presents the operating results of Oasis Centennial, the one community that was acquired by the Company in September 1995.

                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                                 -------------------
                                                                                  1996          1995
                                                                                 ------         ----
                                                                                     (Dollars in
                                                                                     thousands)
Total income...................................................................  $1,488         $ 85
                                                                                 ------         ----
Real estate taxes..............................................................     109            6
Marketing......................................................................      41            2
Salaries and related costs.....................................................     177            4
Utilities......................................................................     108            5
Repairs and maintenance........................................................      63            3
Other operating expenses.......................................................      83            4
                                                                                 ------         ----
Total operating and maintenance expenses.......................................     581           24
                                                                                 ------         ----
  Property operating income....................................................  $  907         $ 61
                                                                                 ======         ====
  Number of apartment units....................................................     276          276
                                                                                 ======         ====

Comparison of year ended December 31, 1995 to year ended December 31, 1994

The weighted average number of apartment units increased by 3,194, or 43%, from 7,416 units in 1994 to 10,610 units in 1995. This increase is primarily the result of the development of 1,548 units and the acquisition of 276 units during 1995, as well as the acquisition of 3,136 units during the second half of 1994. Total units owned at the end of each period were 11,643 and 9,819, respectively.

For the year ended December 31, 1995, income before extraordinary item increased by $11,396,000, or 71%, as compared to the year ended December 31, 1994. This increase was due to increased rental and other income of $23,933,000 and $499,000, respectively. Offsetting these factors were increases in property operating and maintenance expenses of $6,507,000, general and administrative expenses of $293,000, real estate taxes of $1,265,000, interest expense of $939,000, interest expense (non-cash), which represents amortization of loan fees and costs, of $659,000, and depreciation and other amortization of $3,373,000. These increases were primarily the result of operating a greater number of apartment units in 1995 as compared to 1994.

In September 1995, the Company closed on a new two year revolving line of credit and retired two lines of credit that were previously outstanding. In connection with the retirement of these lines of credit, the Company wrote-off $1,952,000 of loan fees and costs that remained unamortized as of the date of retirement.

Property Operations: The following table presents the operations of the Company's apartment communities (excluding the commercial properties and corporate general and administrative expenses) for the year ended December 31, 1995 with comparative amounts for 1994:

                                                                           YEAR ENDED DECEMBER 31,
                                                                       --------------------------------
                                                                        1995        1994       % CHANGE
                                                                       -------     -------     --------
                                                                       (Dollars in thousands)
Rental income........................................................  $72,595     $48,881         49%
Other income.........................................................    2,388       1,794         33%
                                                                       -------     -------     --------
  Total income.......................................................   74,983      50,675         48%
                                                                       -------     -------     --------
Property operating and maintenance...................................   21,356      14,898         43%
Real estate taxes....................................................    4,038       2,781         45%
Depreciation and amortization........................................   11,825       8,517         39%
                                                                       -------     -------     --------
  Total property expenses............................................   37,219      26,196         42%
                                                                       -------     -------     --------
  Property net income, before interest expense.......................  $37,764     $24,479         54%
                                                                       =======     =======     =======

Rental income increased by $23,714,000, or 49%, from $48,881,000 in 1994 to $72,595,000 in 1995. Of the increase, $14,081,000 was attributable to acquisition communities, $8,730,000 was attributable to development communities and the balance was attributable to increased rents of communities owned during both periods. The weighted average monthly rental income per apartment unit was approximately $570 in 1995 compared to $549 in 1994.

Other income (consisting primarily of nonrefundable security deposits, laundry and vending income) increased by $594,000, or 33%, from $1,794,000 to $2,388,000, primarily due to the operation of additional apartment communities in 1995 as compared to 1994.

Property operating and maintenance expenses increased by $6,458,000, or 43%. On a weighted average per unit basis, these expenses increased by $4, or less than 1%, from $2,009 in 1994 to $2,013 in 1995. Of the $6,458,000 increase,
$4,217,000 was attributable to acquisitions, $2,083,000 was attributable to development communities and the balance was attributable to communities owned during both periods.

Real estate taxes increased by $1,257,000, or 45%, primarily due to the acquisition and development of additional apartment communities in 1995 and during the second half of 1994. On a weighted average per unit basis, real estate taxes increased by $6, or 2%, from $375 in 1994 to $381 in 1995. This increase is primarily due to the reassessment of certain of the Company's communities. Nevada law requires the taxing authorities to re-assess approximately twenty percent of all properties each year. Accordingly, each of the Company's Properties will be reappraised for tax purposes approximately once every five years. The Company continually monitors the re-appraisal process and challenges those re-appraisals that appear to be unwarranted.

Depreciation and amortization increased by $3,308,000, or 39%, from $8,517,000 in 1994 to $11,825,000 in 1995, primarily due to the additional communities acquired and developed in 1995 and 1994.

"Same store" portfolio: The following summarized financial information presents a comparison of 24 operating apartment communities, containing 5,317 units that the Company owned as of January 1, 1994:

                                                                           YEAR ENDED DECEMBER 31,
                                                                       --------------------------------
                                                                        1995        1994       % CHANGE
                                                                       -------     -------     --------
                                                                       (Dollars in thousands)
Total income.........................................................  $37,435     $35,938          4%
                                                                       -------     -------     --------
Property operating and maintenance...................................   10,665      10,507          2%
Real estate taxes....................................................    2,103       2,031          4%
Depreciation and amortization........................................    6,000       5,877          2%
                                                                       -------     -------     --------
  Total property expenses............................................  $18,768     $18,415          2%
                                                                       -------     -------     --------
  Property net income, before interest expense.......................  $18,667     $17,523          7%
                                                                       =======     =======     =======

The increase in total income of $1,497,000, or 4%, was primarily due to increases in average rental rates.

The increase in property operating and maintenance expenses of $158,000, or 2%, was due to increased payroll costs of $92,000, increased repairs and maintenance of $116,000 which were partially offset by decreases in marketing expenses of $43,000, utilities of $5,000 and other operating expenses of $2,000.

Real estate taxes increased by $72,000, or 4%, from $2,031,000 in 1994 to $2,103,000 in 1995, primarily due to the re-appraisal of certain communities by the taxing authorities.

The increase in depreciation and amortization from 1994 to 1995 of $123,000, or 2%, is primarily due to depreciation on additions to the assets at the respective communities.

Comparison of year ended December 31, 1994 to year ended December 31, 1993

The weighted average number of apartment units increased by 3,915 units, or 112%, from 3,501 units in 1993 to 7,416 units in 1994 as a result of acquisition of 4,000 units and the development of 502 units during 1994. Total units owned at the end of each period were 5,317 and 9,819, respectively.

Rental income from apartment communities increased by $27,579,000 or 127%, from $21,737,000 to $49,316,000. The weighted average monthly rental income per apartment unit was approximately $554 in 1994 compared to $517 in 1993. This increase in average monthly rental income is due to higher occupancies and increased average rents during 1994.

Other income increased by $1,766,000, or 217%, from $815,000 in 1993 to $2,581,000 in 1994, primarily due to the additional apartment units acquired and developed during the second half of 1994 and interest earned on short-term investments. Interest income increased by $477,000 as a result of higher cash balances available for investment subsequent to the Initial Offering.

Property operating and maintenance expenses increased by $8,196,000, or 121%. On a per unit basis these expenses increased by $83, or 4%, from $1,937 in 1993 to $2,020 in 1994. Of the $8,196,000 increase, $3,956,000 was attributable to acquisitions of new communities during 1994 and $434,000 was attributable to new communities developed during 1994. The balance was attributable to a full year of operating and maintenance expenses in 1994 compared to expenses for the portion of 1993 during which the communities were owned by the Company.

Property management fees were eliminated subsequent to the Initial Offering to reflect the self-administered format of the Company.

Real estate taxes increased by $1,442,000 or 105%, primarily due to the additional apartment communities operated during 1994. On a per unit basis, real estate taxes decreased from $392 in 1993 to $379 in 1994, due to the difference between the time a community is completed and when it is added to the tax rolls. In 1994, a higher percentage of the Company's real estate taxes was attributable to communities under development than in 1993.

Interest expense decreased by approximately $3,579,000, or 34%, primarily due to the repayment of mortgage indebtedness in October 1993 from the proceeds of the Initial Offering.

Depreciation and amortization increased by $4,346,000, or 100%, from $4,343,000 to $8,689,000, primarily due to operating additional properties in 1994 as compared to 1993.

LIQUIDITY AND CAPITAL RESOURCES

For the nine months ended September 30, net cash provided by operating activities increased by $3,070,000 from $29,657,000 in 1995 to $32,727,000 in
1996, primarily due to increases in the rental income from additional Properties acquired and developed subsequent to September 30, 1995 and a reduction in deferred costs and other assets, which were partially offset by a reduction in accounts payable and accrued expenses.

Net cash used in investing activities increased by $14,365,000 from $107,528,000 in the nine months ended September 30, 1995 to $121,893,000 in the nine months ended September 30, 1996. During the nine months ended September 30, 1996, the Company had 13 properties under construction, containing 3,786 apartment units, of which 1,197 units were completed. The estimated total investment upon completion in the remaining 2,589 units is approximately $178,975,000.

The Company funds its development activities through a combination of working capital, construction loans and credit facility debt. On September 24, 1996, the Company increased the borrowing capacity on the Credit Facility from $150,000,000 to $200,000,000. Advances under the Credit Facility continue to bear interest, at the Company's election, at either LIBOR plus 1.50% or the prime lending rate. At September 30, 1996, the Company had available $15,890,000 in a construction loan and borrowing capacity under the credit facility of $46,414,000. In addition, the Company, in connection with its 50% member interest in Denver West Apartments, LLC, secured a commitment for $15,430,000 in construction and permanent financing. This loan closed on November 8, 1996.

Net cash provided by financing activities increased by $15,069,000 in the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 primarily as a result of lower debt retirement in 1996 as compared to 1995, partially offset by the issuance of Series A Preferred Stock in April 1995, and an increase in dividends paid during 1996 as compared to 1995 as a result of the preferred stock issuance.

The Company anticipates meeting its short-term liquidity requirements through a combination of cash flow retained for investment purposes, cash available from its Credit Facility and construction loans plus additional long-term borrowings. The Company believes that its net cash provided by operations will be adequate to meet its operating requirements and to pay dividends in accordance with REIT requirements.

The Company expects to meet its long-term liquidity requirements, such as funds acquisition and development and the repayment of mortgage debt, through new long-term borrowings, the issuance of debt securities or additional equity securities of the Company.

The following table presents certain information concerning the development and expansion activities of the Company during 1996:

                                                                          COST           PRIMARY SOURCE OF FUNDING
                                                        ESTIMATED       EXPENDED      --------------------------------
                                           NUMBER         TOTAL         THROUGH       CONSTRUCTION    WORKING CAPITAL/
              COMMUNITIES                 OF UNITS    INVESTMENT(1)    9/30/96(1)         LOAN        CREDIT FACILITY
----------------------------------------  --------    -------------    ----------     ------------    ----------------
                                                                     (Dollars in thousands)
Completed developments/expansions
  Oasis Cove II.........................       20       $   1,250       $  1,250        $                 $  1,250
  Oasis Deerwood........................      342          28,400         28,400                            28,400
  Oasis Meadows.........................      383          24,300         24,300                            24,300
  Oasis Pointe..........................      252          16,900         16,900                            16,900
  Oasis Tiara I.........................      200          13,825         13,825                            13,825
                                            -----        --------       --------         -------          --------
     Subtotal...........................    1,197          84,675         84,675                            84,675
Under construction
  Oasis Bluffs I........................      450          37,100         22,757                            37,100
  Oasis Crossings(2)....................       72           5,150          4,992                             5,150
  Oasis Gateway.........................      360          24,400         19,205                            24,400
  Oasis Harbor 1........................      336          22,300         22,148                            22,300
  Oasis Denver West(3)..................      321          12,950          7,695           7,715             5,235
  Oasis Lakeway.........................      451          35,300         16,081                            35,300
  Oasis Pines...........................      315          21,600         17,739                            21,600
  Oasis Tiara II(2).....................      200          13,825         13,797                            13,825
  Oasis Villas(2).......................       84           6,350          6,112                             6,350
                                            -----        --------       --------         -------          --------
     Subtotal...........................    2,589         178,975        130,526           7,715           171,260
Land held for future developments
  Oasis Bluffs II.......................      414                          5,353(4)
  Oasis Harbor II.......................      248                          5,090(4)
  Oasis Miramar.........................      352                          3,667(4)
                                            -----        --------       --------         -------          --------
     Subtotal...........................    1,014                         14,110
          Total.........................    4,800       $ 263,650       $229,311        $  7,715          $255,935
                                            =====        ========       ========         =======          ========

---------------
(1) Includes cost of land.

(2) Completed in October 1996.

(3) Owned 50% by the Company through its member interest in Denver West Apartments, L.L.C.; dollar amounts shown represent the Company's 50% interest only.

(4) Represents cost of land and infrastructure.

The following table sets forth certain information with respect to notes payable at September 30, 1996. As of that date, the Company had 5,853 apartment units and the Commercial Center unencumbered:

                                                      NUMBER                                         BALANCE
                                   ENCUMBERED           OF                     INTEREST           SEPTEMBER 30,
          LENDER                   PROPERTIES         UNITS    MATURITY          RATE                 1996
---------------------------  ----------------------   ------   --------      -------------        -------------
                                                                                                   (Dollars in
                                                                                                   thousands)
Credit Facility debt
  Wells Fargo Bank.........  Unsecured                           09/97(1)    LIBOR + 1.50%(2)       $ 153,586
Fixed rate mortgages
  Allstate.................  Oasis Paradise II          256      07/97               7.55%              9,191
  Bankers Trust............  Oasis Pearl III             16      04/98               9.75%                591
  Bankers Trust............  Oasis Reef                  60      04/98               9.75%              2,675
  Bankers Trust............  Oasis Star I                44      04/98               9.75%              1,998
  Lutheran Brotherhood.....  Oasis Club                 320      10/98               6.90%              9,088
  FNMA.....................  Oasis Springs              304      04/99               9.00%              8,632
  FNMA-MBS.................  Oasis Greens               432      08/01               8.63%             12,000
  FNMA-MBS.................  Oasis Plaza                300      08/01               8.63%              6,000
  FNMA.....................  Oasis Topaz                270      12/01               9.50%              6,562
  Teachers Insurance.......  Oasis Del Mar              560      12/02               8.46%             21,799
  FNMA.....................  Oasis Hills                184      10/03               7.50%              2,637
  FNMA.....................  Oasis Landing              144      10/03               7.50%              3,978
  FNMA.....................  Oasis Rainbow              232      10/03               7.50%              6,402
  FNMA.....................  Oasis Vintage I            336      10/03               7.50%             10,977
  Teachers Insurance.......  Various(3)               1,068      12/05               8.13%             40,110
  Allstate.................  Oasis Paradise I           368      04/08               7.10%             15,881
                                                      ------
                                                      4,894                                         $ 158,521
                                                      ------
Mortgages with fixed rate
  ceiling
  PNC Bank.................  Oasis Place                240      07/97       LIBOR + 1.00%(4)       $   5,000
  PNC Bank.................  Oasis Heritage/Suites    1,129      07/97(5)    LIBOR + 1.00%(4)          25,000
                                                      ------
                                                      1,369                                         $  30,000
                                                      ------
Fixed rate tax exempt
  Bonds....................  Oasis Park                 224      01/26               7.29%          $   7,688(6)
  Bonds....................  Oasis Wexford              358      11/25               6.45%             16,067
                                                      ------
                                                        582                                         $  23,755
                                                      ------
Construction loans
  Bank One.................  Oasis Deerwood             342      06/00       LIBOR + 1.65%          $       3
                                                      ------
          Total............                           7,187                                         $ 365,865
                                                      ======

---------------
(1) The Company has the option to extend the maturity of the facility for one additional year.

(2) Beginning July 26, 1996, the rate on the Credit Facility debt was reduced to LIBOR + 1.50% from LIBOR + 1.75%.

(3) Communities collateralized are Oasis Bel Air, Oasis Canyon, Oasis Rose, and Oasis Trails.

(4) The maximum interest rate on these mortgages is 7.75%.

(5) The Company has the option to extend the maturity of the indebtedness for two additional years.

(6) $1,090 of the outstanding balance is taxable.

The following table sets forth certain information with respect to unencumbered properties at September 30, 1996:

                                                                                  NUMBER      APPROXIMATE
                           UNENCUMBERED COMMUNITIES                              OF UNITS     INVESTMENT
-------------------------------------------------------------------------------  --------     -----------
                                                                                  (Dollars in thousands)
Operating properties...........................................................    5,853       $ 285,689
Development properties.........................................................    1,912          97,930
                                                                                   -----        --------
          Total................................................................    7,765       $ 383,619
                                                                                   =====        ========

INFLATION

The Company leases apartments to its residents under lease terms generally ranging from six to 12 months. Management believes that the short-term lease contracts lessen the impact of inflation by giving the Company the ability to adjust rental rates to market levels as leases expire. The impact of recent low rates of inflation has not been significant to the Company's operations, except for the positive effect that low inflation has had on reducing the Company's interest cost. Inflation and inflationary expectations and their effect on interest rates may affect the Company in the future by changing the underlying value of the Company's real estate or by affecting the Company's costs of financing its operations.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 121 "Accounting for Long Lived Assets" and No. 123 "Accounting for Stock-Based Compensation." These statements are effective for financial statements for fiscal years beginning after December 15, 1995. Management believes that adoption of Standard No. 121 will not have a material effect on its financial position or results of operations. Management intends to adopt the disclosure method of Standard No. 123 and, accordingly, there will be no impact on the Company's financial position or results of operations.

CALCULATION OF FUNDS FROM OPERATIONS AND FUNDS AVAILABLE FOR DISTRIBUTION

The Company considers Funds from Operations to be an appropriate measure of performance of an equity REIT. Funds from Operations, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means income (loss) before gains (losses) on investments and extraordinary items adjusted for certain non-cash items, primarily depreciation and amortization. In March 1995, NAREIT issued a new definition of Funds from Operations (referred to below as "adjusted funds from operations") which is defined as income before gains (losses) on investments and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation and after adjustments for significant non-recurring items, if any. This new definition of Funds from Operations is effective for periods ending after December 31, 1995. Funds Available for Distribution is defined as Funds from Operations less non-revenue producing capital expenditures and amortization payments of mortgage loan principal. The Company believes that to facilitate a clear understanding of the Company's operating results, Funds from Operations and Funds Available for Distribution should be examined in conjunction with net income, and should not be considered as alternatives to net income as an indication of the Company's operating performance or as alternatives to cash flow as a measure of liquidity.

The following table presents a calculation of Funds From Operations and Funds Available for Distribution for the nine months ended September 30, 1996:

                                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                                ---------------------------------------
                                                                      1996                   1995
                                                                ----------------       ----------------
                                                                        (Dollars in thousands)
Net Income(1).................................................           $21,116                $17,965
Depreciation:
  Real estate assets..........................................            11,080                  8,624
Extraordinary Item............................................                --                  1,952
                                                                         -------                -------
     FUNDS FROM OPERATIONS....................................           $32,196                $28,541
                                                                         -------                -------
Add:
  Amortization of deferred financing costs(2).................          $    846                   $972
  Depreciation of non-real estate assets......................               135                     92
  Other amortization(3).......................................                10                     12
                                                                         -------                -------
                                                                             991                  1,076
                                                                         -------                -------
                                                                         $33,187                 29,617
  Non-revenue producing capital expenditures(4)(5)............            (2,379)                (1,140)
                                                                         -------                -------
     FUNDS AVAILABLE FOR DISTRIBUTION.........................           $30,808                $28,477
                                                                         =======                =======

---------------
(1) The Company expenses all recurring non-revenue generating property expenditures, including carpet and appliance replacements, except for certain expenditures on acquisition properties where major improvements are required to bring the property up to the operating standards of the Oasis portfolio.

(2) Amortization of deferred financing costs consists primarily of fees and costs incurred in connection with the Company's indebtedness.

(3) Other amortization consists of amortization of corporate organization expenses.

(4) Non-revenue producing expenditures at the properties consist of improvements and equipment additions that do not enhance the revenue producing capabilities of the properties.

(5) Non-revenue producing expenditures at the corporate office consist primarily of computer and office equipment acquisitions.

                       CREDIT FACILITY AND MORTGAGE DEBT

CREDIT FACILITY DEBT

In 1995, the Company entered into the Credit Facility, which as amended is a $200 million unsecured line of credit from Wells Fargo Bank. The Company uses the Credit Facility to finance its external growth plan of developing and acquiring multifamily apartment communities and also may use the Credit Facility to finance renovation or for working capital at its discretion, subject to the bank's standard underwriting requirements for which the Company is prequalified.

The Credit Facility provides for a maturity date of September 1997, and bears interest for advances, at the Company's election, of either LIBOR plus 1.50% or the prime lending rate. The Company has an option to extend the Credit Facility for one additional year.

The Credit Facility contains certain representations, covenants and events of default, the most restrictive of which limits the borrowing capacity of the Company to 50% of "Gross Asset Value," as defined, and restrict distributions to shareholders of 95% of funds from operations, as defined in the Credit Facility.

MORTGAGE DEBT

Upon completion of the Offering and application of the estimated net proceeds, the Company will have mortgage debt totalling $159.2 million, bearing a weighted average interest cost of 7.8% and having a weighted average maturity of 7 years.

TAX EXEMPT BONDS

In 1994, in connection with the acquisition of Oasis Wexford in Colorado, the Company assumed tax exempt housing bonds in the principal amount of $17.8 million. The bonds were reissued in November 1995 for $16 million, and are payable in monthly installments of approximately $102,000 including interest at an annual rate of 6.45%. The interest rate is subject to "reset" on December 1, 2005 based upon market conditions at that time. The bonds are due November 1, 2025.

In December 1995, the Company reissued $6.6 million (Series 1995A) of tax exempt housing bonds and $1.1 million (Series 1995B) of taxable housing bonds collateralized by Oasis Park. The bonds are payable in monthly installments of $53,000 including interest at an annual rate of 7.29%. The Series 1995A bonds are due January 1, 2026 and the Series 1995B are due July 1, 2006.

CONSTRUCTION LOAN DEBT

The Company currently has one construction loan with Bank One for $15.8 million which is secured by Oasis Deerwood, is payable in monthly installments including interest at an annual rate of LIBOR plus 1.65% and matures in June 2000. Denver West Apartments, L.L.C., in which the Company has a 50% member interest, has a construction loan with Northwestern Mutual Life for $15.4 million which is secured by Oasis Denver West, is payable in monthly installments including interest at an annual rate of 8.30% and matures in August 2007.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Directors and executive officers of the Company:

               NAME                  AGE                                   POSITION
------------------------------------------------------------------------------------------------------------------
Robert V. Jones                      48      Chairman of the Board of Directors and Chief Executive Officer
Scott S. Ingraham                    42      President, Chief Operating Officer and Director
Allan O. Hunter, Jr.                 41      Executive Vice President, Operations, Secretary and Director
Walter B. Eeds                       51      Executive Vice President and Director
Jack W. Pattee, Jr.                  52      Senior Vice President, Construction Management
John M. Clayton                      42      Senior Vice President, Finance, Chief Financial Officer, Assistant
                                             Secretary
Gina A. Ellsworth                    42      Vice President, Operations
Marianne K. Aguiar                   30      Vice President, Controller and Treasurer
Paul M. Buss                         33      Vice President, Human Resources
John M. Galvin                       64      Director
Kenny C. Guinn                       60      Director
Edward R. Muller                     44      Director
Peter L. Rhein                       55      Director
Robert H. Smith                      61      Director

Robert V. Jones. Mr. Jones became Chairman of the Board of Directors, President and Chief Executive Officer of the Company in March 1993. Effective June 1, 1994, he resigned as President, while retaining his positions as Chairman of the Board and Chief Executive Officer. He has developed, owned and operated multifamily apartment communities in the Las Vegas market since 1976. In 1984, Mr. Jones formed RVJ, which until 1993, engaged primarily in the development of multifamily apartment communities and which thereafter engaged in developing and selling single family homes, townhomes and condominiums. Mr. Jones has served as RVJ's President, Chairman of the Board and sole owner since its formation. Effective November 1, 1996, RVJ's residential development operations were assumed by The Robert Jones Company, a corporation of which Mr. Jones is the sole owner and Chairman of the Board, but not an officer.

Scott S. Ingraham. Mr. Ingraham serves as President, Chief Operating Officer and a Director of the Company. He became President effective June 1, 1994, and Chief Operating Officer effective March 1, 1996, and served as Chief Financial Officer from March 1993 to March 1996. He also served as Executive Vice President and Secretary of the Company from March 1993 to June 1994 and August 1994, respectively. Mr. Ingraham was employed by RVJ from 1992 to 1993. Prior to his employment with RVJ, he was a Managing Director and partner at Post Oak Partners, a real estate finance/consulting firm founded by Mr. Ingraham and others in 1982.

Allan O. Hunter, Jr. Mr. Hunter serves as Executive Vice President Operations, Secretary and a Director of the Company. He has served as Executive Vice President since March 1993 and as Secretary since August 1994. He served as Treasurer from March 1993 to June 1994. Mr. Hunter was employed by RVJ from 1992 to 1993. Prior to his employment with RVJ, he was a Managing Director and partner at Post Oak Partners.

Walter B. Eeds. Mr. Eeds serves as Executive Vice President of the Company, a position he has held since November 1, 1994. He also served as a member of the Board of Directors from January 1995 to March 1995. In January, 1996, Mr. Eeds was elected to serve a two-year term until 1998 as a Director. From 1978 to 1994, Mr. Eeds was the principal, President and Chief Executive Officer of The Greystone Group, Inc., which developed multifamily apartment communities, and Greystone Asset Management, Inc., which managed multifamily apartment communities.

Jack W. Pattee, Jr. Mr. Pattee serves as Senior Vice President, Construction Management of the Company. He has worked with Mr. Jones in the construction of multifamily housing since 1978. He was employed by RVJ from 1984 to 1994, and by American Construction Management from February 1994 to February 1995, at which time he joined the Company.

John M. Clayton. Mr. Clayton serves as Senior Vice President Finance and Chief Financial Officer. He became Vice President Finance effective January 1, 1996, and became Chief Financial Officer effective March 1, 1996. From 1986 to 1994, Mr. Clayton was Controller of Barratt American and from 1994 to 1995, Mr. Clayton served as Chief Financial Officer of Metalclad, Inc.

Gina A. Ellsworth. Ms. Ellsworth serves as Vice President Operations. From 1993 to 1995, Ms. Ellsworth served as Vice President of Prudential California Realty/International Records. From 1990 to 1995, she was President and co-owner of Contact Development Corporation International.

Marianne K. Aguiar. Ms. Aguiar serves as Vice President, Controller and Treasurer of the Company. She has been employed by the Company since June 1966 and has served as Vice President, Controller and Treasurer since July 1996. From November 1995 until May 1996, Ms. Aguiar was employed by SBT Accounting Systems where from April 1996 to June 1996, she served as acting Vice President of Finance and Controller and from November 1995 to April 1996 she served as Assistant Controller. From November 1992 to November 1995, Ms. Aguiar was employed by Coopers & Lybrand L.L.P. where from July 1994 to November 1995 she served as Audit Manager and from November 1992 to July 1994 she served as Senior Associate. Ms. Aguiar also served as Financial Accounting Consultant for Wells Fargo Bank from April 1992 to November 1992 and as Senior Associate for Coopers & Lybrand L.L.P. from January 1991 to April 1992.

Paul M. Buss. Mr. Buss serves as Vice President, Human Resources of the Company. He has held this position since January 1996. From January 1995 to January 1996, Mr. Buss served as Project Manager of Disney Ice, a subsidiary of The Walt Disney Company. From 1990 until 1995, Mr. Buss was employed by Disney Development Co., where he served as Manager, Human Resources from 1992 until 1995 and as Senior Human Resources Representative from 1990 until 1992.

John M. Galvin. Mr. Galvin serves as a Director of the Company. He is currently President of The Galvin Company, which manages private investments and renders business advisory services, and serves as a member of the Board of Directors of Global Marine, Inc., Commercial Intertech and TMS Technologies, Inc. From 1987 until 1992, he served as Vice Chairman, Chief Financial Officer and a Director of The Irvine Company, a real estate and development company.

Kenny C. Guinn. Mr. Guinn serves as a Director of the Company. He has served as Chairman of the Board of Directors of PriMerit Bank since 1987 and as Chairman of the Board of Directors of Southwest Gas Corporation since 1988. He also serves on the Board of Directors of Boyd Gaming, Inc. and Del Webb, Inc. He previously served as President of the University of Nevada, Las Vegas, from May 1994 to May 1995 and as Chief Executive Officer of Southwest Gas Corporation from 1988 to his retirement in 1993. He also served as Chairman of the Board of Directors of the Metropolitan Police Fiscal Office Commission and as Chairman of the Board of Trustees of the University of Nevada, Las Vegas Foundation.

Edward R. Muller. Mr. Muller serves as a Director of the Company. He has served as President and Chief Executive Officer of Edison Mission Energy since 1993, and is a Director of Whittaker Corporation. From 1989 to 1993, he served as Vice President, Secretary and General Counsel of Whittaker Corporation. From 1989 to 1992, he served as Chief Administrative Officer of Whittaker Corporation, and from 1992 to 1993 he served as Chief Financial Officer. From 1991 to 1993, he served as Vice President, Secretary and General Counsel of BioWhittaker, Inc.

Peter L. Rhein. Mr. Rhein serves as a Director of the Company. He has been a General Partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. From 1970 until May 1984, Mr. Rhein was employed by Wells Fargo Realty Advisors where from July 1981 to May 1984 he served as Executive Vice President and from August 1977 to July 1981 he served as Senior Vice President-Finance. He was also Vice President, Treasurer and Chief Financial Officer of Wells Fargo Mortgage and Equity Trust, a real estate investment trust, from 1976 until May 1984. Mr. Rhein is a Director of Health Care Property Investors, Inc.

Robert H. Smith. Mr. Smith serves as a Director of the Company. He has served as Managing Director of Smith & Crowley, Inc., an investment banking firm specializing in California banking, since 1993 and served as its Chief Executive Officer from 1993 to September 1996. From 1991 until April 1992, he served as Chairman of the Board of Directors and Chief Executive Officer of Security Pacific Corporation and Chairman of the Board of Directors of Security Pacific National Bank. He then served as the President and Chief Operating officer of BankAmerica and a member of its Board of Directors until his departure in October 1992. He is currently a Director of Edison International, JG Boswell Company, Pinkerton, Inc. and Marine National Bank.

                              DESCRIPTION OF NOTES

(The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the "Senior Securities" set forth in the accompanying Prospectus under "Description of Debt Securities," to which reference is hereby made.)

The 2001 Notes, the 2003 Notes and the 2006 Notes each constitute a separate series of Senior Securities (which is more fully described in the accompanying
Prospectus) to be issued under an Indenture, dated as of             , 1996 and
a Supplemental Indenture dated as of             , 1996, (collectively, the
"Indenture") between the Company and State Street Bank and Trust Company of California, N.A. (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is part and is available for inspection at the corporate trust office of the Trustee at 725 S. Figueroa, Suite 3100, Los Angeles, California 90017. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Notes. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

The 2001 Notes will be limited to an aggregate principal amount of $50,000,000, the 2003 Notes will be limited to an aggregate principal amount of $45,000,000 and the 2006 Notes will be limited to an aggregate principal amount of $50,000,000. The Notes will be direct, senior unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to indebtedness and other liabilities of the Company's Subsidiaries. Accordingly, this prior indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from encumbered properties or properties held by Subsidiaries.

As of September 30, 1996, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom as described under "Use of Proceeds," the Company would have had approximately $367.9 million of indebtedness, of which approximately $159.2 million would have been secured by 18 of the properties. The Company may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "Certain Covenants -- Limitations on Incurrence of Indebtedness."

The Notes will only be issued in fully registered form in denomination of $1,000 and integral multiples thereof.

PRINCIPAL AND INTEREST

The 2001 Notes will bear interest at      % per annum and will mature on
            , 2001; the 2003 Notes will bear interest at      % per annum and
will mature on             , 2003; and the 2006 Notes will bear interest at   %
per annum and will mature on           , 2006. The Notes will bear interest from
            , 1996 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears
on             and             of each year, commencing on             , 1997
(each, an "Interest Payment Date"), to the persons in whose name the applicable
Notes are registered in the Security Register on the preceding             or
            (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after the Interest Payment Date or the Maturity Date, as the case may be. "Business Day" mean any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to close.

The principal of and interest on the Notes will be payable at the corporate trust office of State Street Bank and Trust Company of California, N.A. (the "Paying Agent") in the City of New York, initially located at 61 Broadway, New York, New York 10006, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to that Person at an account maintained within the United States.

OPTIONAL REDEMPTION

The Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to those Notes (the "Redemption Price").

If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in the notice, the Notes will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by the Holder to be redeemed.

If less than all the Notes are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to the giving of the notice of redemption to the Holders of the Notes (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in part. Notes may be redeemed, in part, in the minimum authorized denomination for Notes or in any integral multiple thereof.

"Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of the redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of the dollar if the redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date the notice of Redemption is given or declaration of acceleration is made) from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

"Reinvestment Rate" means .25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to that maturity, yields for the two published maturities most closely corresponding to that maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if the statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

CERTAIN COVENANTS

Limitations on Incurrence of Indebtedness. The Company will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below) if, immediately after giving effect to the incurrence of that additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if the filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of the additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired and the amount of any securities offering proceeds received (to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Indebtedness.

In addition to the foregoing limitation on the incurrence of Indebtedness, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if the filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of the additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired and the amount of any securities offering proceeds received (to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Indebtedness.

The Company and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries on a consolidated basis.

In addition to the foregoing limitations on the incurrence of Indebtedness, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) the Indebtedness and any other Indebtedness incurred by the Company and its Subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of the period; (ii) the repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of that period (except that, in making the computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of the Indebtedness during that period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition and any related repayment of Indebtedness had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

     As used herein, and in the Indenture:

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time the Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from the Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, the Person becoming a Subsidiary or that acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Annual Service Charge" for any period means the aggregate interest expense for the period in respect of, and the amortization during the period of any original issue discount of, Indebtedness of the Company and its Subsidiaries and the amount of dividends which are payable during the period in respect of any Disqualified Stock.

     "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of the Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

     "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest expense on Indebtedness of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for the period and (vi) amortization of deferred charges.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of the Person which by the terms of that Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of that Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.

     "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation losses, net, as reflected in the financial statements of the Company and its Subsidiaries for the period determined on a consolidated basis in accordance with GAAP.

     "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

     "Indebtedness" of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not the indebtedness is secured by any Encumbrance existing on property owned by the Company or any subsidiary, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps, or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Company or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or the Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Subsidiary" means a corporation a majority of the outstanding voting power of voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock normally having voting power for the election of directors.

     "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on that date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

     "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Company or any Subsidiary.

See "Description of Debt Securities--Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Company.

EVENTS OF DEFAULT

The Indenture provides that the following events are "Events of Default" with respect to the Notes: (a) default for 30 days in the payment of any installment of interest on any Notes; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Notes when due and payable; (c) default in making any sinking fund payment required by the Notes; (d) default in the performance, or breach, of any other covenant or warranty of the Company contained in the Indenture with respect to the Notes, continued for 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, or other evidence of indebtedness for money borrowed by the Company or any of its Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under GAAP), in an aggregate principal amount in excess of $10,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (including the leases) in an aggregate principal amount in excess of $10,000,000, whether the indebtedness now exists or shall hereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary; and (g) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and the judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days. The Term "Significant Subsidiary" has the meaning ascribed to the term in Regulation S-X promulgated under the Securities Act.

If an Event of Default specified in clause (f) above, relating to the Company or any Significant Subsidiary occurs, the principal amount of all outstanding Notes shall become due and payable without any declaration or other act on the part of the Trustee of the Holders.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, will apply to the Notes. Each of the covenants described under "--Certain Covenants" herein and "Description of Debt Securities--Certain Covenants" in the accompanying Prospectus will be subject to covenant defeasance.

BOOK-ENTRY SYSTEM

The provisions described under "Description of Debt Securities--Book-Entry System" in the accompanying prospectus will apply to the Notes.

DTC has advised the Company of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking

Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly, or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

GOVERNING LAW

The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

                                  UNDERWRITING

Subject to the terms and conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amount of Notes set forth opposite its name below.

                                                                        PRINCIPAL AMOUNT OF NOTES
                                                                 -------------------------
                                                                 ---------------------------------------
                                                                 2001 NOTES    2003 NOTES    2006 NOTES
                                                                 -----------   -----------   -----------
UNDERWRITER
J.P. Morgan Securities Inc. ...................................  $             $             $
Goldman, Sachs & Co............................................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................
PaineWebber Incorporated.......................................
                                                                 -----------   -----------   -----------
     Total.....................................................  $50,000,000   $45,000,000   $50,000,000
                                                                 ===========   ===========   ===========

Under the terms and conditions of the Underwriting Agreement, the Underwriters will be obligated to purchase all of the Notes if any are purchased.

The Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at that price
less a concession not in excess of      % of the principal amount of the 2001
Notes,   % of the principal amount of the 2003 Notes and   % of the principal
amount of the 2006 Notes. The Underwriters may allow, and the dealers may
reallow, a concession not in excess of   % of the principal amount of the 2001
Notes,   % of the principal amount of the 2003 Notes or   % of the 2006 Notes to
certain other dealers. After the initial public offering, the public offering price and the concession may be changed.

The 2001 Notes, the 2003 Notes and the 2006 Notes are each a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

In the ordinary course of their respective business, affiliates of Underwriters have engaged, or may in the future engage, in commercial banking and investment banking transactions with the Company.

                                 LEGAL MATTERS

Certain legal matters will be passed upon for the Company by Latham & Watkins, Costa Mesa, California, and Streich Lang, Las Vegas, Nevada. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

PROSPECTUS
----------------------

Oasis Residential, Inc. (the "Company") may offer from time to time in one or more series (i) unsecured debt securities (the "Debt Securities"), (ii) shares of common stock, par value $.01 per share (the "Common Stock"), (iii) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), or (iv) warrants or other rights to purchase Common Stock or Preferred Stock (the "Warrants"), with an aggregate public offering price of up to $250,000,000 on terms to be determined at the time of offering. The Debt Securities, Common Stock, Preferred Stock and Warrants (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplement to this Prospectus (each, a "Prospectus Supplement").

The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms of redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Common Stock, Preferred Stock or other Company securities, additional covenants, and any initial public offering price; (ii) in the case of Common Stock, any initial public offering price; (iii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iv) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

The Securities may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
             CRIMINAL OFFENSE.
     $250,000,000

  OASIS RESIDENTIAL,
         INC.
   Debt Securities
     Common Stock
   Preferred Stock
       Warrants

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
        ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.

                 THE DATE OF THIS PROSPECTUS IS MARCH 28, 1995.

                             AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules to the Registration Statement which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements and other information and the Registration Statement and the exhibits and financial statement schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (ii) the Company's Current Report on Form 8-K/A filed May 16, 1994; and (iii) the Company's Current Report on Form 8-K filed March 21, 1995.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated herein by reference or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement or in the Prospectus (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of all documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), will be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written request of that person. Requests for such copies should be directed to Rhona H. Cameron, Shareholder Relations, Oasis Residential, Inc., 4041 East Sunset Road, Henderson, Nevada 89014.

                                  THE COMPANY

The Company is the largest active developer and owner of multifamily apartment communities in the greater Las Vegas, Nevada, metropolitan area, based on the number of apartment units developed or owned. The Company is a self-administered and self-managed equity real estate investment trust (a "REIT"). The Company owns and operates a portfolio of multifamily apartment communities (the "Properties") comprising more than 10,000 apartment units, as well as a 30,000 square foot commercial center in which the Company's headquarters is located. In addition, the Company is actively involved in developing additional multifamily apartment properties.

The Company is a fully-integrated real estate company, with in-house development, acquisition, leasing, property management and finance expertise. The Company was formed in 1993 to continue and expand the multifamily apartment operations of Robert V. Jones, Corp. and certain of its affiliates. The Company commenced operations as a public company in October 1993 with an initial portfolio of 23 of the Properties containing 5,215 units and the commercial center. The management team is led by Robert Jones, the Chairman and Chief Executive Officer of the Company, who has developed, owned, operated and acquired multifamily apartment communities in the Las Vegas area through a variety of market cycles since 1976. In addition, the Company has expanded its operations beyond the greater Las Vegas metropolitan area into the Denver, Colorado and Reno, Nevada markets.

The Company and its predecessors have adhered to a strategy of concentrating in one specialty: the development, acquisition and management of apartment communities. The Company believes it has certain competitive advantages in operating its business, including the following:

- an in-depth market knowledge, enabling it to identify the appropriate locations for its apartment communities which provide residents with a feeling of quality, community, security and accessibility;

- experience in obtaining necessary zoning, governmental permits and authorizations for multifamily construction, which in recent years have become increasingly costly and complex to obtain;

- the ability to deliver high quality construction and attractive amenities, common areas and landscaping through control over product design, product quality and the overall aesthetics of each community's living environment;

- a consistent policy of preventing deferred maintenance, which results in lower operating costs and a higher quality living environment for the Company's residents;

- responsive management which has developed a reputation for being service-oriented and attentive to its residents' needs;

- economies of scale in operations, which reduce both on-site and administrative expenses, as a result of owning and operating a large portfolio of apartment properties; and

- a well trained property management team as a result of the Company's continuing training program, which enhances the performance of on-site personnel.

The Company's primary business objective is to increase funds available for distribution per share, enabling the Company to pay higher dividends per share while maintaining a low payout ratio and thus enhancing share value. The Company pursues this objective by emphasizing specific internal and external growth strategies. The Company pursues its internal growth plan by seeking to increase occupancies and effective rents while reducing resident turnover, controlling operating expenses and attempting to maximize resident satisfaction through "hands-on" property management. Senior management of the Company is actively involved in the daily operations of the Properties, making personal visits to each of the Properties on a regular basis. The Company pursues its external growth plan by designing, developing, constructing and leasing, on a timely and cost-effective basis, attractive apartment communities with substantial amenities in carefully chosen locations. The Company also intends to continue its strategy of selectively acquiring apartment properties as a supplement to its development activities.

The Company's executive offices are located at 4041 East Sunset Road, Henderson, Nevada 89014. Its telephone number is (702) 435-9800. The Company is a Nevada corporation which was formed on March 23, 1993.

                                USE OF PROCEEDS

Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities for general corporate purposes, which may include the acquisition of land parcels, the development of new apartment properties, the acquisition of existing apartment properties, the repayment of indebtedness or the renovation of properties already in the Company's portfolio.

                      RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the period shown:

                                                                   YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------
                                                         1994      1993      1992      1991      1990
                                                        ------    ------    ------    ------    ------
    Ratio of earnings to fixed charges................   2.19x      .88x      .52x      .67x      .56x

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                         DESCRIPTION OF DEBT SECURITIES
GENERAL

The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and the Debt Securities and the applicable Prospectus Supplement.

Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "-- Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement and any applicable federal income tax considerations will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more indentures supplemental to the applicable Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of the series, for issuance of additional Debt Securities of the series.

Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

 (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

 (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

 (3) The price (expressed as a percentage of the principal amount) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

 (4) If convertible, the terms on which the Debt Securities are convertible, including the initial conversion price or rate and the conversion period and, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

 (5) The date or dates, or the method for determining the date or dates, on which the principal of the Debt Securities will be payable;

 (6) The rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which the Debt Securities will bear interest, if any;

 (7) The date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the record dates for the interest payment dates, or the method by which the dates shall be determined, the persons to whom the interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

 (8) The place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable, where the Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of the Debt Securities and the applicable Indenture may be served;

 (9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

(10) The obligation, if any, of the Company to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which the Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to the obligation;

(11) If other than U.S. dollars, the currency or currencies in which the Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which the amounts shall be determined;

(13) Whether the Debt Securities will be issued in certificated or book-entry form and, if so, the identity of the depository for the Debt Securities;

(14) Whether the Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(15) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

(16) Whether and under what circumstances the Company will pay any additional amounts on the Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem the Debt Securities in lieu of making the payment;

(17) Any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to the Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of the Debt Securities due and payable; and

(18) Any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture.

If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In these cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for the Debt Securities or by wire transfer of funds to that person at an account maintained within the United States.

Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of the Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for that purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for that purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for the series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

Neither the Company nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

The Indentures will provide that the Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any consolidation or merger or which shall have received the transfer of the assets is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or the subsidiary at the time of the transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering these conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, in specified amounts and with insurers having a specified rating from a recognized insurance rating service.

Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Provision of Financial Information. Whether or not the Company is subject to
Section 13 or 15(d) of the Exchange Act, the Indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (i) to transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections,
(ii) to file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (iii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of the documents to any prospective holder.

Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of the series; (b) default in the payment of principal of (or premium, if any, on) any Debt Security of the series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of the series; (d) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than the series), continued for 60 days after written notice as provided in the applicable Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (including such leases, but not including the indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000, whether the indebtedness exists on the date of the Indenture or shall thereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or the obligations being accelerated, without the acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to the term in Regulation S-X promulgated under the Securities Act.

If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, the portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after a declaration of acceleration with respect to Debt Securities of the series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of the series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if
(a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of the series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of the series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to the series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of the series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless the default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to the series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of the series or in the payment of any sinking fund installment in respect of any Debt Security of the series) if specified responsible officers of the Trustee consider the withholding to be in the interest of the holders.

The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of the series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Debt Securities at the respective due dates thereof.

The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless the holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon the Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of the series not joining therein.

Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not the officer has knowledge of any default under the applicable Indenture and, if so, specifying each default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

Modifications and amendments will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under the Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable under declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the Debt Security.

The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of the provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt

Securities of any series, including the provisions and procedures, if applicable, for the conversion of the Debt Securities into Common Stock or Preferred Stock; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under the Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for the Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of the Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to the Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of the series, in any case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or wavier which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding Debt Securities of the series will constitute a quorum.

Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of the series and one or more additional series: (i) there shall be no minimum quorum requirement for the meeting, and (ii) the principal amount of the outstanding Debt Securities of the series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

SUBORDINATION

Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Company to make payments of the principal of and interest on the Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of the Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Indebtedness or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than general creditors of the Company.

Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (c) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making a real estate investment, in each case other than (1) any indebtedness, obligation or liability referred to in clauses (a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that the indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (2) any indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities. There will not be any restrictions in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which the Debt Securities are payable in an amount sufficient to pay the entire indebtedness on the Debt

Securities in respect of principal (and premium, if any) and interest to the date of the deposit (if the Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the Debt Securities and the obligations to register the transfer or exchange of the Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to hold amounts for payment in trust and, with respect to Subordinated Debt Securities which are convertible or exchangeable, the right to convert or exchange) ("defeasance") or (b) to be released from its obligations with respect to the Debt Securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute an event of default with respect to the Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which the Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to the Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of the Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of the defeasance, the holders of the Debt Securities would thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.

"Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the Debt Securities of the series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect of any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of the series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of the Debt Security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, the indebtedness represented by the Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the Debt Security into the currency, currency unit or composite currency in which the Debt Security becomes payable as a result of an election or the cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event the Company effects covenant defeasance with respect to any Debt Securities and the Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to the Debt Securities) or described in clause (g) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which the Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on the Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from the event of default. However, the Company would remain liable to make payment of the amounts due at the time of acceleration.

The applicable Prospectus Supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. The terms will include whether the Debt Securities are convertible into shares of Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for the Debt Securities or by wire transfer of funds to the person at an account maintained within the United States.

All amounts paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Company, and the holder of the Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to the series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to the series.

                          DESCRIPTION OF COMMON STOCK

The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws").

GENERAL

The Articles of Incorporation authorize the issuance of up to 100,000,000 shares of Common Stock with a par value of $.01 per share. At March 1, 1995, the Company had 16,218,134 shares of Common Stock issued and outstanding. In addition, the Company has reserved for issuance under its 1995 Equity Participation Plan, 1993 Stock Option Plan and Stock Option Plan for Outside Directors an aggregate of 1,135,000 shares of Common Stock (subject to approval of the 1995 Equity Participation Plan).

TERMS

Subject to the preferential rights of any other shares or series of stock, holders of the Company's Common Stock are entitled to receive dividends, when and as declared by the Board of Directors of the Company, out of funds legally available therefor. The holders of shares of Common Stock, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred stock. The shares of Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. All shares of Common Stock now outstanding are, and additional shares of Common Stock offered will be when issued, fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

The Common Stock is listed on the NYSE under the symbol "OAS." American Stock Transfer and Trust is the transfer agent and registrar of the Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

The description of the Company's Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

GENERAL

The Articles of Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock with a par value of $.01 per share, none of which was outstanding as of the date of this Prospectus. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Articles of Incorporation to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interest or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

TERMS

The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

 (1) The title and stated value of such Preferred Stock;

 (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

 (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

 (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

 (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

 (6) The provision for a sinking fund, if any, for such Preferred Stock;

 (7) The provision for redemption, if applicable, of such Preferred Stock;

 (8) Any listing of such Preferred Stock on any securities exchange;

 (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

(10) The voting rights, if any, of such Preferred Stock;

(11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

(12) A discussion of federal income tax considerations applicable to such Preferred Stock;

(13) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period, or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and on any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

Subject to applicable law and the limitation on purchases when dividends on Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Preferred Stock in the open market, by tender or by private agreement.

LIQUIDATION PREFERENCE

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                            DESCRIPTION OF WARRANTS

The Company has no Warrants outstanding (other than options issued under the Company's 1993 Stock Option Plan and Stock Option Plan for Outside Directors). The Company may issue Warrants for the purchase of Common Stock or Preferred Stock. Warrants may be issued independently, together with any other Securities offered by any Prospectus Supplement or through a dividend or other distribution to the Company's stockholders and may be attached to or separate from such Securities. Warrants may be issued under a warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, number and terms of the shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock, if any, will be separately transferable; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities. To ensure that the Company remains qualified as a

REIT, certain provisions of the Articles of Incorporation restrict the acquisition of shares of capital stock. Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% by value (the "Ownership Limit") of the Company's capital stock. If shares of capital stock in excess of the Ownership Limit, or shares of capital stock which would cause the REIT to be beneficially owned by less than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void as to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of capital stock transferred in excess of the Ownership Limit will automatically be exchanged for shares of a separate class of stock ("Excess Stock") that will be transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until such time as the intended transferee retransfers the shares. While these shares are held in trust, they would not be entitled to vote or to share in any dividends or other distributions. The shares may be retransferred by the intended transferee to any person who may hold such shares at a price not to exceed the price paid by the intended transferee, at which point the shares will automatically be exchanged for ordinary shares of capital stock. In addition, such shares of Excess Stock held in trust are purchasable by the Company for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date the Company determines to purchase the stock. This ownership limitation may have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY

The following summary of material federal income tax considerations to the Company regarding the offering of Securities is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of Securities will be provided in the applicable Prospectus Supplement relating thereto.

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General

The Company believes that, commencing with its taxable year ended December 31, 1993, it has been organized and was and is operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively. Latham & Watkins has acted as tax counsel to the Company in connection with the offering of Securities and the Company's election to be taxed as a REIT.

In the opinion of Latham & Watkins, commencing with the Company's taxable year ended December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that Latham & Watkins' opinion is based on various assumptions and is conditioned upon such assumptions and representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate tax pursuant to Internal Revenue Service ("IRS") regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

  Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

The Company has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). In addition, the Company's Articles of Incorporation provide for restrictions regarding transfer of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. Such transfer restrictions are described in "Restrictions on Transfers of Capital Stock."

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.

The Company owns and operates a number of properties through two subsidiaries.
Section 856(i) of the Code provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of any such subsidiaries will be treated as assets, liabilities and tax items of the Company. The Company has not received a ruling from the IRS that its subsidiaries are "qualified REIT subsidiaries."

The Company also anticipates that it will own a development property through a limited liability company. In the case of a REIT that is a member of a partnership, including a limited liability company that has at least two members that is classified as a partnership for federal income tax purposes, applicable Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership (or limited liability company) and will be deemed to be entitled to the income of the partnership (or limited liability company) attributable to such share. In addition, the character of the assets and gross income of the partnership (or limited liability company) will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests. Thus, the Company's proportionate share of the assets, income and liabilities of the limited liability company will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

  Income Tests

In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The

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

Company may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent derived under the lease), or (iv) perform services which are not usually or customarily rendered and which are considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in " General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Asset Tests

The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

The Company currently has two wholly-owned subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, if the Company's subsidiary is a "qualified REIT subsidiary" as defined in the Code, such subsidiary will not be treated as a separate corporation for federal income tax purposes. Thus, the Company's ownership of the stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

  Annual Distribution Requirements

The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Under the Code and IRS rulings, the Company's earnings and profits will first be allocable to distributions made on the Preferred Stock and then (the balance, if any) to distributions made on the Common Stock. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

OTHER TAX CONSEQUENCES

One of the Company's development projects is anticipated to be conducted through a limited liability company. REIT investments through partnerships or limited liability companies may involve special tax risks. Such risks include possible challenge by the IRS to (a) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (b) the status of a particular partnership or limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes. If a partnership or limited liability in which the REIT is a member is treated as an association for income tax purposes, the partnership or limited liability company would be taxable as a corporation. In such a situation, if the Company's ownership interest in the partnership or limited liability company exceeded 10% of the entity's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, distributions from the partnership or limited liability company to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for the Company to qualify as a REIT for the taxable year in which such distribution was received. In addition, in such a situation, the interest in the partnership or limited liability company held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation the Company would not be able to deduct its share of losses generated by the partnership or limited liability company in computing the Company's taxable income. See "-- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that the limited liability company in question should be treated for tax purposes as a partnership (and not as an association taxable as a corporation). However, no assurance can be given that the IRS may not successfully challenge the tax status of any partnership or limited liability company of which the Company is a member.

The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

The Company may sell Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more purchasers, through agents or through any combination of these methods of sale. Direct sales to investors may be accomplished through subscription rights distributed to the Company's stockholders. In connection with any distribution of subscription rights to stockholders, if all of the underlying Securities are not subscribed for, the Company may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company may also offer one or all Securities in exchange for one or more of its then outstanding issues of debt or equity securities.

In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for the Company in the ordinary course of business.

If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

Certain legal matters will be passed upon for the Company by Latham & Watkins, Costa Mesa, California, and Streich Lang, Las Vegas, Nevada.

                                    EXPERTS

The financial statements and schedule thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in the reports, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.